UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

TRANSMEDICS GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

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TRANSMEDICS GROUP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 1, 2022

We are pleased to notify you that we will hold the 2022 annual meeting of our shareholders on June 1, 2022, at 8:00 a.m. The annual meeting of shareholders will be held in a virtual meeting format at www.virtualshareholdermeeting.com/TMDX2022 for the following purposes:

1.	To elect eight (8) directors, each to serve until the 2023 annual meeting of our shareholders;

2.	To approve, on a non-binding advisory basis, the compensation paid to our named executive officers;

3.	To approve, on a non-binding advisory basis, the frequency of future “say on pay” votes;

4.

To approve an amendment to the TransMedics Group, Inc. 2019 Stock Incentive Plan (the “2019 Plan”) to increase the maximum aggregate number of shares of common stock that may be issued pursuant to awards granted under the 2019 Plan by 1,500,000 shares;

5.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022; and

6.	To transact such other business as may properly come before the meeting or any adjournments and postponements thereof.

Our board of directors has established the close of business on April 6, 2022 as the “record date” for this annual meeting. This means that you are entitled to vote at this meeting (by remote communication or by proxy) if our stock records show that you owned our common stock at that time.

We are sensitive to the public health and travel concerns our shareholders may have and recommendations that public health officials have issued in light of the continued COVID-19 pandemic. As a result, our 2022 annual meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend our 2022 annual meeting online, vote your shares and submit your questions during the meeting by visiting at www.virtualshareholdermeeting.com/TMDX2022. Details regarding how to attend the meeting online are more fully described in the Notice (as defined below) and this proxy statement.

Under Securities and Exchange Commission rules that allow companies to furnish proxy materials to shareholders over the Internet, we have elected to make our proxy materials available to all of our shareholders over the Internet. We will be able to provide shareholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On or about April 20, 2022, we will commence sending to our shareholders a Notice of Internet Availability of Proxy Materials, or the Notice, containing instructions on how to access our proxy statement for our 2022 annual meeting of shareholders and our 2021 annual report to shareholders. The Notice also provides instructions on how to vote online or vote by phone and includes instructions on how to receive a paper copy of the proxy materials by mail.

Whether you plan to attend the annual meeting or not, it is important that you cast your vote by remote communication at the meeting or by proxy. You may vote over the Internet, telephone or by mail. You are urged to vote in accordance with the instructions set forth in this proxy statement. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend. You will need the 16-digit control number included with the Notice, on your proxy card, or the instructions that accompany your proxy materials to attend our 2022 annual meeting.

Thank you for your continued support of TransMedics Group, Inc. We look forward to seeing you at the annual meeting.

TRANSMEDICS GROUP, INC.

Stephen Gordon Chief Financial Officer, Treasurer and Secretary

April 20, 2022

Andover, Massachusetts

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS OF

TRANSMEDICS GROUP, INC.

TO BE HELD JUNE 1, 2022

INTRODUCTION

The board of directors of TransMedics Group, Inc., or our Board, is soliciting proxies from shareholders for its use at the 2022 annual meeting of shareholders, and at any adjournment or adjournments of that meeting. The annual meeting is scheduled to be held on June 1, 2022, at 8:00 a.m., Eastern Time, at a virtual meeting format at www.virtualshareholdermeeting.com/TMDX2022.

This proxy statement relates to the solicitation of proxies by our Board for use at the annual meeting.

On or about April 20, 2022, we will commence sending the Important Notice Regarding the Availability of Proxy Materials to all shareholders entitled to vote at the annual meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

This proxy statement and our 2021 Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which include our audited financial statements, are available for viewing, printing and downloading at http://investors.transmedics.com/ under the Investors/Financial Information page. Additionally, you can find a copy of our Annual Report on Form 10-K on the website of the Securities and Exchange Commission at www.sec.gov. You may also obtain a printed copy of our Annual Report on Form 10-K, including our financial statements, free of charge, from us by following the instructions included on the Important Notice Regarding the Availability of Proxy Materials or by sending a written request to: TransMedics Group, Inc., 200 Minuteman Road, Suite 302, Andover, MA 01810, Attention: Corporate Secretary.

INFORMATION ABOUT THE MEETING AND VOTING

Purposes of the Meeting

The purposes of the annual meeting are:

1.	To elect eight (8) directors, each to serve until the 2023 annual meeting of our shareholders;

2.	To approve, on a non-binding advisory basis, the compensation paid to our named executive officers;

3.	To approve, on a non-binding advisory basis, the frequency of future “say on pay” votes;

4.

To approve an amendment to the TransMedics Group, Inc. 2019 Stock Incentive Plan (the “2019 Plan”) to increase the maximum aggregate number of shares of common stock that may be issued pursuant to awards granted under the 2018 Plan by 1,500,000 shares;

5.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022; and

6.	To transact such other business as may properly come before the meeting or any adjournments and postponements thereof.

Shareholders Entitled to Vote at the Meeting

Our Board has established the close of business on April 6, 2022 as the “record date” for this annual meeting. This means that you are entitled to vote at this meeting (and any adjournments) if our records show that you owned our common stock at that time. As of this record date, 27,977,583 shares of our common stock were issued and outstanding, held by approximately 24 registered shareholders of record. Each issued and outstanding share of common stock as of the record date is entitled to one vote on each matter properly to come before the annual meeting and can be voted only if the record owner of that share, determined as of the record date, is present by remote communication at the meeting or represented by proxy. A list of shareholders entitled to vote will be available for examination during the annual meeting at www.virtualshareholdermeeting.com/TMDX2022.

Voting Shares That You Hold In Your Name

If you are a shareholder of record on the record date for the annual meeting, you may vote by proxy or you may attend the annual meeting and vote by remote communication at the meeting. If you do not attend the annual meeting, you may:

•

VOTE BY INTERNET — www.proxyvote.com. Use the Internet to transmit your voting instructions up until 11:59 p.m., Eastern Time, on May 31, 2022. Have the Notice in hand when you access the website. Follow the steps outlined on the secured website.

•

VOTE BY MAIL — If you requested and received a proxy card by mail, mark, sign and date your proxy card and return it in the postage-paid envelope we will provide or mail it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

•

VOTE BY PHONE — Use a touch tone phone by calling the toll-free number 1-800-690-6903 to transmit your voting instructions up until 11:59 p.m., Eastern Time, on May 31, 2022. Have the Notice in hand when you access the phone number. Follow the steps outlined on the phone line.

•	VOTE BY REMOTE COMMUNICATION AT THE VIRTUAL MEETING — See “Attending the Annual Meeting,” below.

Virtual Meeting

We are sensitive to the public health and travel concerns our shareholders may have and recommendations that public health officials have issued in light of the continued COVID-19 pandemic. As a result, our 2022 annual meeting will be a completely virtual meeting, which will be conducted via live webcast.

To participate in the annual meeting virtually via the Internet, please visit www.virtualshareholdermeeting.com/TMDX2022. You will need the 16-digit control number included on your Notice, your proxy card or the instructions that accompanied your proxy materials.

Instructions should also be provided on the voting instruction card provided by your bank or brokerage firm. If you do not have your 16-digit control number and choose to attend the meeting online, you will be able to listen to the meeting only, however, you will not be able to vote or submit questions during the meeting.

Attending the Annual Meeting

The 2022 annual meeting will be held entirely online at www.virtualshareholdermeeting.com/TMDX2022. A summary of the information you need to attend the 2022 annual meeting online is provided below:

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of common stock ownership, are posted at www.virtualshareholdermeeting.com/TMDX2022.

•	Questions regarding how to attend and participate via the Internet will be answered by calling 1-800-690-6903 on the day before the annual meeting and the day of the 2022 annual meeting.

•	Please have your 16-digit control number to enter the 2022 annual meeting.

•	Shareholders may submit questions while attending the 2022 annual meeting via the Internet.

•	The meeting webcast will being promptly at 8:00 a.m., Eastern Time.

•	We encourage you to access the meeting prior to the start time. Online check-in will begin at 7:30 a.m., Eastern Time, and you should allow ample time for the check-in procedures.

Webcast replay of the annual meeting will be available until the sooner of June 1, 2023 or the date of the next annual meeting of shareholders to be held in 2023.

Technical Assistance for the Virtual Meeting

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support number that will be posted on the annual meeting login page.

Voting Shares That You Hold in Brokerage or Similar Accounts

Many shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. If you hold your shares in one of these ways, you are considered a beneficial owner, not a record owner, and you therefore have no direct vote on any matter to come before the annual meeting. Your broker, bank or nominee will send you voting instructions for you to use in directing the broker, bank or nominee in how to vote your shares. Your broker, bank or nominee may allow you to deliver your voting instructions via the telephone or the Internet.

A “broker non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote the shares on a proposal because the broker, bank or other nominee does not have discretionary voting power for a particular item and has not received instructions from the beneficial owner regarding voting. Brokers, banks or other nominees who hold shares for the accounts of their clients have discretionary authority to vote shares if specific instructions are not given with respect to routine matters. Although the determination of whether a broker, bank or other nominee will have discretionary voting power for a particular item is typically determined only after proxy materials are filed with the SEC, we expect that the proposal on ratification of the appointment of our independent registered public accounting firm (Proposal 5) will be a routine matter and that the election of each nominee for director (Proposal 1), the proposal on an advisory vote on executive compensation (Proposal 2), the proposal on an advisory vote on the frequency of future “say on pay” votes (Proposal 3) and the proposal on the vote to amend the 2019 Plan (Proposal 4) will be non-routine matters. Accordingly, if you hold your shares through a broker, bank or other nominee and you do not timely provide your broker, bank or other nominee with specific instructions on how to vote your shares, your broker, bank or other nominee would not be authorized to cast a vote on your behalf on Proposal 1 (election of each nominee for director), Proposal 2 (advisory vote on executive compensation) Proposal 3 (advisory vote on the frequency of future “say on pay” votes) or Proposal 4 (amendment to the 2019 Plan), but would be authorized to cast a vote on your behalf, in its discretion, on Proposal 5 (ratification of the appointment of PricewaterhouseCoopers LLP). In such cases, a “broker non-vote” may be entered with respect to your shares on Proposal 1, Proposal 2, Proposal 3 and Proposal 4 to reflect that your broker was present with respect to your shares at the meeting but was not exercising voting rights on your behalf with respect to those shares. Broker non-votes and abstentions will have no effect on the outcome of each proposal. Brokers, banks and other nominees generally have discretionary authority to vote on the ratification of the appointment of an independent registered public accounting firm (Proposal 5); thus, we do not expect any broker non-votes on this matter.

Your Voting Options on Each of the Proposals

You may vote “for”, “against” or “abstain” with respect to the election of each nominee for director (Proposal 1).

You may vote “for,” “against” or “abstain” with respect to the proposal on the compensation of our executive officers (Proposal 2).

You may vote “one year” “two years,” “three years” or “abstain” with respect to the proposal on the frequency of future (Proposal 3).

You may vote “for,” “against” or “abstain” with respect to the proposal on the amendment to the 2019 Plan (Proposal 4).

You may vote “for,” “against” or “abstain” with respect to the proposal on the ratification of the appointment of PricewaterhouseCoopers LLP (Proposal 5).

If any other matter is presented at the annual meeting, your proxy provides that your shares will be voted by the proxy holder named in the proxy card in accordance with his or her best judgment. At the time this proxy statement was first made available, we knew of no matters that needed to be acted on at the annual meeting, other than those discussed in this proxy statement.

Our Board’s Voting Recommendations

Our Board recommends that you vote:

•	FOR the election as director of each of the eight (8) individuals named as its nominees in this proxy statement (Proposal 1);

•	FOR the approval, on a non-binding advisory basis, of the compensation paid to our named executive officers (Proposal 2);

•	FOR the one year option, as the frequency for the non-binding advisory vote on the compensation paid to our named executive officers (Proposal 3);

•	FOR the approval of the amendment to the 2019 Plan (Proposal 4); and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022 (Proposal 5).

If any other matter is properly brought before the annual meeting, the Company — through the individual named in the proxy and acting as the “proxy holder,” or his or her designee, and pursuant to the blanket authorization granted under the proxy — will vote your shares on that matter in accordance with the discretion and judgment of the proxy holder.

It is very important that your shares be represented and voted whether or not you plan to attend the annual meeting. The Company may be negatively impacted if it does not receive the required votes FOR proposal 4, as it will limit the Company’s ability to (i) execute corporate and other business plans and (ii) use equity as an incentive for its employees and other service providers

Required Votes to Approve Each Proposal

As a shareholder, you are entitled to cast one vote per share for each of the eight (8) nominees for election as directors at the annual meeting, but you may not cumulate your votes (in other words, you may not cast votes representing eight times the number of your shares entitled to vote in favor of a single nominee). A majority of the votes properly cast for election of a director will effect such election. However, in the event that shareholders are to select among several alternative nominees in an election of directors (such as when there are more nominees than directorships), directors will be elected from among the nominees based on those directors receiving the most “for” votes until all board seats are filled. A properly returned proxy indicating “abstain” with respect to the election of one or more directors will not be counted as a vote cast with respect to the director or directors indicated. “Broker non-votes” will not be counted as votes cast on the proposal and will have no effect on the election of directors.

A majority of the votes properly cast at the meeting will approve: (i) the proposal to amend the 2019 Plan, (ii) the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022; and (iii) all other matters that arise at the annual meeting.

Please note, however, that because the vote on the ratification of PricewaterhouseCoopers LLP is advisory in nature, the results of such vote will not be binding upon our Board or its committees.

No vote is required for approval of the compensation of our named executive officers or for approval of the frequency of future “say on pay” votes, as these are advisory votes. Our Board and its committees value the opinions of our shareholders and will consider the results of these votes in making future decisions relating to executive compensation arrangements and the frequency of future “say on pay” votes.

Quorum

Massachusetts law provides that any shareholder action at a meeting requires that a quorum exist with respect to that meeting. Once a share is represented for any purpose at a meeting, it is deemed by Massachusetts law to be present for quorum purposes for the remainder of the meeting and (unless the shareholder attends solely to object to lack of notice, defective notice or the conduct of the meeting on other grounds, or a new record date is or must be set for any such adjournment) any adjournment of that meeting.

A majority of the shares of common stock entitled to vote at the annual meeting, present by remote communication at the meeting or by proxy, will constitute a quorum for all purposes at the meeting. If a quorum should not be present, the annual meeting may be adjourned from time to time until a quorum is obtained.

Shares held of record by shareholders who (by remote communication at the meeting or by proxy) abstain from voting on any or all proposals (and shares represented by “broker non-votes,” described above under “Voting Shares That You Hold in Brokerage or Similar Accounts”) will be included in the number of shares present at the meeting for purposes of determining the presence of a quorum. However, abstentions and “broker non-votes” as to any proposal will not be considered to be votes that have been “cast” on that proposal and therefore will not affect the outcome of the vote on any proposals described by this proxy statement.

Voting on Possible Other Matters

We are not aware that any person intends to propose that any matter, other than the four numbered proposals specifically described by this proxy statement, be presented for consideration or action by our shareholders at our annual meeting. If any such other matter should properly come before the meeting, however, favorable action on such matter would generally require the votes cast favoring the matter exceeding the votes opposing the matter to constitute favorable action on the matter, unless our restated articles of organization or bylaws or applicable law require otherwise. If you vote by proxy, you will be granting the proxy holder authority to vote your shares on any such other matter in accordance with his discretion and judgment.

Revocation of Proxies or Voting Instructions

A shareholder of record who has delivered a proxy card in response to this solicitation may revoke it before it is exercised at the annual meeting by executing and delivering a timely and valid later-dated proxy, by a timely and valid later Internet or telephone vote, by voting by remote communication at the meeting or by giving written notice to the Secretary. Attendance at the meeting online will not have the effect of revoking a proxy unless a shareholder gives proper written notice of revocation to the Secretary before the proxy is exercised or the shareholder votes by remote communication at the meeting. Beneficial owners who have directed their broker, bank or nominee as to how to vote their shares should contact their broker, bank or nominee for instructions as to how they may revoke or change those voting directions.

Solicitation of Proxies

Our Board is making this solicitation of proxies for our annual meeting. We will bear all costs of such solicitation, including the cost of preparing and distributing this proxy statement and the enclosed form of proxy and including the cost of hosting the virtual meeting. After the initial distribution of this proxy statement, proxies may be solicited by mail, telephone, or personally by directors, officers, employees or agents of the Company. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to beneficial owners of shares held by them for the accounts of beneficial owners, and we will pay their reasonable out-of-pocket expenses.

Emerging Growth Company Status

As of January 1, 2022, we are no longer an “emerging growth company,” as defined in the JOBS Act. As such, we are required to seek an advisory vote on “say on pay” as well as an advisory vote on the frequency of our “say on pay” vote and provide more detailed disclosure relating to our executive compensation program. We are, however, exempt from the CEO pay ratio disclosure requirements in this 2022 proxy statement as a result of the one-year phase-in period for former emerging growth companies.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board currently consists of eight (8) directors. In accordance with the terms of our restated articles of organization and amended and restated bylaws, all of our directors serve for one-year terms and are elected annually. We are nominating the eight (8) current directors listed below for re-election. If re-elected, each of these eight (8) nominees will serve on our Board until the 2023 annual meeting, or until his or her successor is duly elected and qualified in accordance with our restated articles of organization and amended and restated bylaws, or his or her earlier death, resignation or removal.

Below is certain information concerning our Board’s nominees for election at this year’s annual meeting. The biographies of each of the nominees below contain information regarding the experiences, qualifications, attributes or skills that caused the nominating and corporate governance committee and our Board to determine that the person should be re-elected as a director of the Company.

Following the director biographies is information concerning our corporate governance structure, including descriptions of the standing committees of our Board, namely our audit, compensation and nominating and corporate governance committees. The directors serving on each committee are listed in the descriptions below. Our directors may also serve on other committees of our Board and the board of directors of the Company’s subsidiaries that are not required to be described by this proxy statement and which are therefore not identified in the information below.

Elsewhere in this proxy statement you will find information concerning the number of shares of our common stock that are beneficially owned by each of our directors (see “Security Ownership of Certain Beneficial Owners and Management”) and information regarding the compensation of our directors (see “Executive Officer and Director Compensation”). We urge you to review all of this information when deciding how to vote on Proposal 1.

Our Board recommends that you vote FOR all eight (8) of the nominees named below.

The following persons have been nominated for election to our Board:

Name	Year First Elected as Director	Position
Waleed H. Hassanein, M.D.	1998	President and Chief Executive Officer; Director
James R. Tobin	2011	Director; Chairman of the Board; Chairman of the Compensation Committee
Edward M. Basile	2016	Director; Chairman of the Nominating and Corporate Governance Committee
Thomas J. Gunderson	2016	Director
Edwin M. Kania	2003	Director
Stephanie Lovell	2021	Director
Merilee Raines	2020	Director; Chair of the Audit Committee
David Weill, M.D.	2019	Director

Waleed H. Hassanein, M.D., age 53, our founder, has served as our President and Chief Executive Officer and as a member of our Board since August 1998. Prior to founding TransMedics, Inc. Dr. Hassanein completed a three-year cardiac surgery research fellowship at West Roxbury VA Medical Center and Brigham and Women’s Hospital, a Harvard Medical School affiliate. Prior to his research fellowship, Dr. Hassanein completed two years of general surgery residency at Georgetown University Medical Center. Dr. Hassanein earned his M.D. degree from Georgetown University in 1993. Prior to transferring to Georgetown University, Dr. Hassanein attended Cairo University School of Medicine from 1985 to 1989, and holds a General Certificate of Education from the

University of London. We believe that Dr. Hassanein is qualified to serve on our board of directors because of his extensive experience in the medical field and his extensive knowledge of our company based on his role as founder and President and Chief Executive Officer.

James R. Tobin, age 77, has served as Chairman of our Board since 2011. Mr. Tobin is the retired President and CEO of Boston Scientific Corporation, a medical device company, where he served from 1999 to 2009. Prior to Boston Scientific, Mr. Tobin was the President and CEO of Biogen Inc., and, from 1994 to 1997, its President and Chief Operating Officer. Before Biogen, Mr. Tobin spent 22 years with Baxter International Inc., rising from Financial Analyst to President and Chief Operating Officer. Mr. Tobin currently serves as a director of Globus Medical Inc., a public company, and Xenter, Inc. and Impulse Dynamics, each of which is a private company. Mr. Tobin has also served on the boards of Oxford Immunotec, Inc., from 2014 to 2021, Corindus Vascular Robotics, from 2018 to 2019, Curis, Inc., from 1995 to 2015, Medical Simulation Corp, from 2012 to 2018, CardioDX, Inc., from 2014 to 2017, Chiasma, Inc., from 2015 to 2016, and Aptus Endosystems, Inc. from 2011 to 2015. Mr. Tobin holds an AB from Harvard College and an MBA from Harvard Business School. Mr. Tobin also served to Lieutenant in the U.S. Navy. We believe Mr. Tobin is qualified to serve on our board of directors because of his decades of experience as President and Chief Executive Officer or Chief Operating Officer of three large biotechnology and medical device companies.

Edward M. Basile, age 74, has served as a member of our Board since February 2016. He is currently retired. During his 25 year tenure with the law firm King & Spalding, Mr. Basile served as Chair of the firm’s FDA and Life Sciences Practice and on the firm’s Policy and Compensation Committees. Mr. Basile’s law practice included representing large, medium and small medical device, pharmaceutical, and biotechnology companies before the U.S. Food and Drug Administration. Mr. Basile also served in the Chief Counsel’s Office of FDA as Associate Chief Counsel for Drugs & Biologics and Associate Chief Counsel for Enforcement from 1975 to 1985. Mr. Basile received a BSME from Lafayette College and a JD from George Washington University Law School. We believe the Mr. Basile’s decades of experience representing medical device, pharmaceutical and biotechnology companies qualify him to serve on our board of directors.

Thomas J. Gunderson, age 71, has served as a member of our Board since August 2016. Mr. Gunderson has served as Chair of the Board of Directors at the Minneapolis Heart Institute Foundation from 2015 to 2020, as Executive in Residence at the University of Minnesota’s Medical Industry Leadership Institute from 2016 to present, as a member of the Board of Directors of Merit Medical Systems, Inc. from 2017 to present, as a member of American Heart Association Science and Technology Accelerator Committee from 2015 to 2017 and as managing director and senior research analyst at Piper Jaffray (focus on medical technology companies) from 1992 to 2016. We believe Mr. Gunderson is qualified to serve on our board of directors because of his more than 25 years of substantive experience in the medical device industry, his seasoned perspective on the challenges, trends and opportunities of publicly-traded medical device manufacturers, and understanding of our competitive position within its industry, as well as his strong background in financial and economic analysis and valuable insights regarding business development and acquisition opportunities.

Edwin M. Kania, Jr., age 65, has served as a member of our board of directors since 2003. Mr. Kania is the managing partner of FarField Partners, a personal venture capital investment and advisory firm. Previously, Mr. Kania was co-founder of Flagship Pioneering and served as the firm’s initial chairman between 2001 and 2014 and as a managing partner through 2020. He is presently a partner emeritus. He was also managing partner of the predecessor OneLiberty Funds that were an early lead investor in our company. During Mr. Kania’s over 35 years in the venture capital industry, he has served on the boards of numerous privately and publicly held companies. Mr. Kania earned his Bachelor’s degree in physics from Dartmouth College and his MBA from Harvard Business School. We believe that Mr. Kania’s significant experience investing in and then serving as a board member of numerous life science companies, including several that have emerged as significant revenue businesses, make him qualified to serve on our board of directors.

Stephanie Lovell, age 62, has served as a member of our Board of Directors since March 2021. Ms. Lovell served as the executive vice president, Medicare and chief legal officer for Blue Cross Blue Shield of Massachusetts, Inc., or BCBSMA, from July 2015 to December 2021. Ms. Lovell previously served as the senior vice president and general counsel of BCBSMA from December 2011 to July 2015. Prior to BCBSMA, Ms. Lovell was the senior vice president of administration and general counsel for Boston Medical Center from March 2007 to December 2011. She also previously served as the first assistant attorney general in the Massachusetts Office of the Attorney General and as the executive director for the Massachusetts State Ethics Commission. Ms. Lovell currently serves as a director of Cyclerion Therapeutics, Inc. and The Partnership, Inc. Ms. Lovell previously served as a director of the New England Law Foundation and as a trustee of the Massachusetts Taxpayers Foundation, each until her resignation in 2021. She also is a member of the investment committee of Goodwill Industries of Massachusetts. Ms. Lovell received a Bachelor’s degree in philosophy from Hamilton College and a J.D. from Boston University School of Law. We believe Ms. Lovell’s experience in the healthcare payer and reimbursement markets, as well as government and regulatory affairs qualifies her to serve as a member of our board of directors.

Merilee Raines, age 66, has served as a member of our Board of Directors since January 2021. Ms. Raines served as Chief Financial Officer of IDEXX Laboratories, Inc. from October 2003 until her retirement in May 2013. Prior to becoming Chief Financial Officer, Ms. Raines held several management positions with IDEXX Laboratories, including Corporate Vice President of Finance, Vice President and Treasurer of Finance, Director of Finance, and Controller. IDEXX Laboratories develops, manufactures and distributes diagnostic and information technology-based products and services for companion animals, livestock, poultry, water quality and food safety, and human point of care diagnostics. Ms. Raines has served on the board of directors of Watts Water Technology since 2011, and serves on its audit committee and nominating and corporate governance committee. Ms. Raines has served on the board of directors of Ocular Therapeutics, Inc. since September 2021 and serves on its audit committee. Ms. Raines previously served on the board of directors of Benchmark Electronics, Inc., from May 2018 until June 2021. Ms. Raines also served as a member of the Board of Directors of Affymetrix, Inc., from January 2015 until it was acquired in March 2016. Ms. Raines also served as a member of the Board of Directors of Aratana Therapeutics, Inc., from February 2014 until it was acquired in July 2019. Ms. Raines holds a Bachelor’s degree in mathematics from Bowdoin College and an MBA from the University of Chicago. We believe that Ms. Raines’ extensive financial expertise and experience as an executive and director of public companies qualify her to serve as a member of our board of directors.

David Weill, M.D., age 58, has served as a member of our Board since 2019 and has served since 2016 as Principal of the Weill Consulting Group, a biomedical consulting group focusing on organ transplantation and lung disease. Dr. Weill has been involved in the transplant and advanced lung disease fields for over 20 years, directing clinical programs and providing care to those afflicted with significant lung diseases. Dr. Weill served as Director of the Lung and Heart-Lung Transplant Program at Stanford University Medical Center from 2005 until 2016 and is the former Director of the Stanford Center for Advanced Lung Diseases. Dr. Weill received his Bachelor of Arts from Tulane University and his M.D. degree from Tulane University Medical School. He completed his Internship and Residency in Internal Medicine at Parkland Hospital, University of Texas Southwestern and his Fellowship in Pulmonary and Critical Care Medicine and Lung Transplantation at the University of Colorado at Denver and Health Sciences Center. We believe Dr. Weill’s experience at a major medical research institute and his expertise in organ transplantation and pulmonary disease qualify him to serve as a member of our board of directors.

Board Leadership Structure

Our Board is currently led by its Chairman, Mr. Tobin. Our Board recognizes that it is important to determine an optimal board leadership structure to ensure the independent oversight of management as the Company continues to grow. We separate the roles of Chief Executive Officer and Chairman of the board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman provides guidance to the Chief Executive Officer and presides over meetings of the full Board. We believe this separation of responsibilities provides a balanced approach to managing our Board and overseeing the Company.

Our Board has concluded that our current leadership structure is appropriate at this time. However, our Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Director Independence

Our Board currently consists of eight (8) members. Our Board has determined that seven (7) of those members, Mr. Tobin, Mr. Basile, Mr. Gunderson, Mr. Kania, Ms. Lovell, Ms. Raines and Dr. Weill, are independent directors in accordance with the listing requirements of the Nasdaq Stock Market, or Nasdaq. Under the rules of the Nasdaq Stock Market, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of the Nasdaq Stock Market require that, subject to specified exceptions, each member of a listed company’s audit and compensation committees be independent and that director nominees be selected or recommended for the board’s selection by independent directors constituting a majority of the independent directors or by a nominating and corporate governance committee comprised solely of independent directors. Under the rules of the Nasdaq Stock Market, a director will only qualify as “independent” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that such person is “independent” as defined by the applicable rules of the Nasdaq Stock Market and the Exchange Act.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (2) be an affiliated person of the listed company or any of its subsidiaries.

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that each of our directors, with the exception of Dr. Hassanein, is an “independent director” as defined under applicable rules of the Nasdaq Stock Market, including, in the case of all the members of our audit committee, the independence criteria set forth in Rule 10A-3 under the Exchange Act, and in the case of all the members of our compensation committee, the independence criteria set forth in Rule 10C-1 under the Exchange Act. In making such determination, our board of directors considered the relationships that each such non-employee director has with our Company and all other facts and circumstances that our board of directors deemed relevant in determining his or her independence, including the beneficial ownership of our capital stock by each non-employee director. Dr. Hassanein is not an independent director under these rules because he is our President and Chief Executive Officer.

Role of Board in Risk Oversight Process

Our Board has an active role, as a whole and also at the committee level, in overseeing the management of our risks. Our board of directors is responsible for general oversight of risks and regular review of information regarding our risks, including credit risks, liquidity risks and operational risks. The compensation committee is responsible for overseeing the management of risks associated with our compensation policies and practices. The audit committee is responsible for overseeing the management of risks relating to accounting matters and financial reporting. The nominating and corporate governance committee is responsible for overseeing the management of risks associated with potential conflicts of interest and significant issues of corporate social responsibility. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through discussions from committee members about such risks. Our Board believes its administration of its risk oversight function has not negatively affected our board of directors’ leadership structure.

Committees and Attendance

Our Board held four meetings during 2021. During that time, no member of our Board attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board (held during the period for which he or she was a director) and (ii) the total number of meetings held by all committees of our Board on which he or she served (held during the period that such director served).

In addition to regular meetings of our Board, the Company’s non-management directors meet in executive sessions without management participation.

Our Board has established three standing committees – audit, compensation and nominating and corporate governance — each of which operates under a charter that has been approved by our Board. The charters for each committee are available under the Investors/Corporate Governance page on our website at www.transmedics.com.

Audit Committee

The members of our audit committee are Mr. Basile, Mr. Gunderson, Mr. Kania and Ms. Raines. Ms. Raines currently chairs the audit committee. Our board of directors has determined that each member of the audit committee satisfies the independence standards for audit committee purposes as that term is defined by the applicable rules of the Nasdaq Stock Market and the Exchange Act, and that each has sufficient knowledge in financial and auditing matters to serve on the audit committee. Our Board has also determined that each of Mr. Kania, Ms. Raines and Mr. Gunderson is an “audit committee financial expert,” as defined under Item 407 of Regulation S-K.

The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and evaluating the qualifications, performance and independence of our independent registered public accounting firm;

•

overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm, and pre-approving all audit and permitted non-audit services to be performed by our independent registered public accounting firm;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures, including earnings releases;

•	reviewing and discussing with management and our independent registered public accounting firm any material issues regarding accounting principles and financial statement presentations;

•

coordinating our board of directors’ oversight of our internal control over financial reporting, disclosure controls and procedures, code of business conduct and ethics, procedures for complaints and legal and regulatory matters;

•	discussing our risk management policies with management;

•	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management;

•	reviewing and approving any related person transactions;

•	overseeing our guidelines and policies governing risk assessment and risk management;

•	overseeing the integrity of our information technology systems, process and data;

•	preparing the audit committee report required by SEC rules;

•	reviewing and assessing, at least annually, the adequacy of the audit committee’s charter; and

•	performing, at least annually, an evaluation of the performance of the audit committee.

All audit services and all non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

During the fiscal year ended December 31, 2021, the audit committee met five (5) times. The report of the audit committee is included in this proxy statement under “Report of the Audit Committee.”

Compensation Committee

The members of our compensation committee are Mr. Gunderson, Ms. Raines, Mr. Tobin and Dr. Weill. Mr. Tobin chairs the compensation committee. Our Board has determined that each member of the compensation committee satisfies the independence standards of the applicable rules of the Nasdaq Stock Market and Rule 10C-1 of the Exchange Act and are “non-employee directors” as defined in Section 16b-3 of the Exchange Act. The compensation committee may delegate any of the responsibilities of the full committee to subcommittees and may delegate such responsibilities of the full committee to executive officers of the Company and other persons as may be permitted by applicable laws, rules or regulations and in accordance with the listing standards set forth by Nasdaq.

Our compensation committee’s responsibilities include:

•	assisting our board of directors in developing and reviewing potential candidates for executive positions;

•	reviewing our overall compensation strategy, including base salary, incentive compensation and equity-based grants;

•	reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and our other executive officers;

•	recommending to our board of directors the compensation of our chief executive officer and other executive officers;

•	reviewing and making recommendations to the board of directors with respect to director compensation;

•	overseeing and administering our cash and equity incentive plans;

•

reviewing, considering and selecting, to the extent determined to be advisable, a peer group of appropriate companies for purposing of benchmarking and analysis of compensation for our executive officers and directors;

•	reviewing and approving all employment contracts and other compensation, severance and change-in- control arrangements for our executive officers;

•	recommending to our board of directors any stock ownership guidelines for our executive officers and non-employee directors;

•	retaining, appointing or obtaining advice of a compensation consultant, legal counsel or other advisor, and determining the compensation and independence of such consultant or advisor;

•	preparing, if required, the compensation committee report on executive compensation for inclusion in our annual proxy statement in accordance with the proxy rules;

•	monitoring our compliance with the requirements of Sarbanes-Oxley relating to loans to directors and officers;

•	overseeing our compliance with applicable SEC rules regarding shareholder approval of certain executive compensation matters;

•	reviewing the risks associated with our compensation policies and practices;

•	reviewing and assessing, at least annually, the adequacy of the compensation committee’s charter; and

•	performing, on an annual basis, an evaluation of the performance of the compensation committee.

During the fiscal year ended December 31, 2021, the compensation committee met four (4) times.

Compensation Consultant

The compensation committee has engaged Radford, a business unit of Aon plc, as its independent compensation consultant. Radford provides analysis and recommendations to the compensation committee regarding:

•	trends and emerging topics with respect to executive compensation;

•	peer group selection for executive compensation comparisons;

•	compensation programs for executives, directors, and our employees generally; and

•	stock utilization and related metrics.

When requested, Radford consultants attend meetings of the compensation committee, including executive sessions in which executive compensation-related matters are discussed without the presence of management. Radford reports to the compensation committee and not to management, although Radford meets with management for purposes of gathering information for its analyses and recommendations.

In determining to engage Radford, the compensation committee considered the independence of Radford, taking into consideration relevant factors, including the absence of other services provided to the Company by Radford, the amount of fees the Company paid to Radford as a percentage of Radford’s total revenue, the policies and procedures of Radford that are designed to prevent conflicts of interest, any business or personal relationship of the individual compensation advisors employed by Radford with any executive officer of the Company, any business or personal relationship the individual compensation advisors employed by Radford have with any member of the compensation committee, and any stock of the Company owned by Radford or the individual compensation advisors employed by Radford. The compensation committee has determined, based on its analysis and in light of all relevant factors, including the factors listed above, that the work of Radford and the individual compensation advisors employed by Radford as compensation consultants to the compensation committee has not created any conflicts of interest, and that Radford is independent pursuant to the independence standards set forth in the Nasdaq listing standards promulgated pursuant to Section 10C of the Exchange Act.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are Mr. Basile, Ms. Lovell, Mr. Tobin and Dr. Weill. Mr. Basile chairs the nominating and corporate governance committee. Our board of directors has determined that each member of the nominating and corporate governance committee satisfies the independence standards of the applicable rules of the Nasdaq Stock Market.

Our nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become members of our board of directors consistent with criteria approved by the board and receiving nominations for such qualified individuals;

•	recommending to our board of directors the persons to be nominated for election as directors and to each committee of the board;

•	establishing a policy under which our shareholders may recommend a candidate to the nominating and corporate governance committee for consideration for nomination as a director;

•	reviewing and recommending committee slates on an annual basis;

•	recommending to our board of directors qualified candidates to fill vacancies on our board of directors;

•	developing and recommending to our board of directors a set of corporate governance principals applicable to us and reviewing the principles on at least an annual basis;

•	reviewing and making recommendations to our board with respect to our board leadership structure and board committee structure;

•

reviewing, in concert with our board of directors, our policies and practices with respect to significant issues of corporate social responsibility (including diversity and inclusion and community involvement) and environmental sustainability and periodically review the Company’s public disclosures with respect to such matters;

•	making recommendations to our board of directors processes for annual evaluations of the performance of our board of directors, our chief executive officer and committees of our board of directors;

•

overseeing the process for annual evaluations of our board of directors, chief executive officer and committees of our board of directors and certifying that performance of our chief executive officer and other members of executive management is being properly evaluated;

•	considering and reporting to our board of directors any questions of possible conflicts of interest of members of our board of directors;

•	providing new director orientation and continuing education for existing directors on a periodic basis;

•	overseeing the maintenance and presentation to our board of directors of management’s plans for succession to senior management positions in the Company;

•	reviewing and assessing, at least annually, the adequacy of the nominating and corporate governance committee’s charter; and

•	performing, on an annual basis, an evaluation of the performance of the nominating and corporate governance committee.

During the fiscal year ended December 31, 2021, the nominating and corporate governance committee met four (4) times.

Global Code of Business Conduct and Ethics

We have adopted a written global code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our global code of business conduct and ethics is available under the Investors/Corporate Governance page of our website, www.transmedics.com. In addition, we will post on our website all other disclosures that are required by law or the listing standards of Nasdaq concerning any amendments to, or waivers from, any provision of the code and policy.

Our corporate governance guidelines are available under the Investors/Corporate Governance page of our website, www.transmedics.com.

Director Nomination Process and Board Diversity

In considering whether to recommend any particular candidate for inclusion in our Board’s slate of recommended director nominees, our nominating and corporate governance committee takes into account each candidate’s ability, judgment and experience and the overall diversity and composition of our Board. We also value experience on other public company boards of directors and board committees.

The biography for each of the director nominees included herein indicate each nominee’s experience, qualifications, attributes and skills that led our nominating and corporate governance committee and our Board to conclude each such director should continue to serve as a director of our Company. Our nominating and corporate governance committee and our Board believe that each of the nominees has the individual attributes and characteristics required of each of our directors, and the nominees as a group possess the skill sets and specific experience desired of our Board as a whole.

We look for a Board that represents diversity as to experience, gender, and ethnicity/race, and that reflects a range of talents, ages, skills, viewpoints, professional experiences, geographies, and educational backgrounds. Our nominating and corporate governance committee does not have a policy (formal or informal) with respect to diversity, but takes into consideration each candidate’s ability, judgment and experience and the overall diversity and composition of our Board when recommending director nominees. We value the many kinds of diversity reflected in our director nominees.

Board Diversity Matrix (as of April 20, 2022)

Total Number of Directors	8

	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	5	—	—
Part II: Demographic Background
African American or Black	1	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	—	6	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	1
Demographic Background Undisclosed	1

Shareholders have the right under our amended and restated bylaws to directly nominate director candidates for election at an annual meeting of shareholders, without any action or recommendation on the part of the nominating and corporate governance committee or our Board, by submitting to the Company as to each nominee that the shareholder proposes for election or re-election as a director (i) all information relating to such nominee that would be required to be disclosed in solicitations of proxies for the election of such nominee as a director pursuant to Regulation 14A under the Exchange Act and such nominee’s written consent (I) to be named as a nominee in the Company’s proxy statement, proxy card, and/or ballot, if the Board approves such inclusion, and (II) to serve as a director if elected, and (ii) a description of all direct and indirect compensation, reimbursement, indemnification and other material arrangements, agreements or understandings during the past three years, and any other material relationship, if any, between or concerning such shareholder and any Shareholder Associated Person (as defined in the Company’s amended and restated bylaws), on the one hand, and the proposed nominee, and his or her respective affiliates or associates, on the other hand. Any such nomination must be made by a shareholder of record of the Company at the time of making such nomination and meet such other requirements as are set forth in the Company’s amended and restated bylaws. Such nomination information should be submitted to: TransMedics Group, Inc., 200 Minuteman Road, Suite 302, Andover, MA 01810, Attention: Corporate Secretary.

Communication with Directors

Any shareholder or other interested parties desiring to communicate with our Board, or one or more of our directors, may send a letter addressed to the board of directors, TransMedics Group, Inc., 200 Minuteman Road,

Suite 302, Andover, MA 01810, Attention: Corporate Secretary. All such letters will be promptly forwarded to the appropriate members of our Board or individual directors, as applicable, by the Secretary. The mailing envelope should contain a clear notation that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters should clearly state whether the intended recipients are all members of our Board or certain specified individual directors.

Director Attendance at Annual Meeting

While we do not have a formal policy regarding director attendance at the annual meeting of shareholders, we expect our Board members to prepare for, attend and participate in all Board and applicable committee meetings, including by means of remote communication.

EXECUTIVE OFFICERS

The below table identifies and sets forth certain biographical and other information regarding our executive officers as of April 6, 2022. There are no family relationships among any of our executive officers or directors.

Name	Age	Position
Waleed Hassanein, M.D.	53	President, Chief Executive Officer and Director
John Carey	57	Vice President of Operations
Laura Damme	58	Vice President, Clinical Affairs
Stephen Gordon	54	Chief Financial Officer, Treasurer and Secretary
Tamer Khayal, M.D.	53	Chief Commercial Officer
Miriam Provost, Ph.D.	61	Vice President of Global Regulatory Affairs

Executive Officers

The background of Waleed Hassanein, M.D. is described above under “Nominees for Election at this Annual Meeting.”

John Carey, age 57, has been employed by us since February 2006 and has served as our Vice President of Operations since 2013. Prior to joining TransMedics, Mr. Carey held operations management positions at Vasca, Inc., a medical device company, from 1997 to 2006 and served as Vice President of Operations at Vasca from 2004 to 2006. Prior to joining Vasca, Mr. Carey held engineering and operations management positions at C. R. Bard, Inc. and Galileo Electro-Optics Corporation. Mr. Carey holds a Bachelor’s of Science degree in Mechanical Engineering from the University of Massachusetts.

Laura Damme, age 58, has served as our Vice President, Clinical Affairs, since August 2019. Prior to joining the Company, Ms. Damme served as Director of Clinical Studies in both the United States and EMEA for Abbott (formerly Thoratec Corporation) since 1997. Ms. Damme began her career in nursing and received a Bachelor’s degree in Nursing from Grand Valley State University and a Masters of Public Health degree from the University of Michigan.

Stephen Gordon, age 54, has served as our Chief Financial Officer since March 2015 and has served as our Treasurer and Secretary since March 2019. Prior to joining TransMedics, Mr. Gordon was the Vice President, Financial Planning & Analysis at Analogic Corporation, a medical device and security technology company from 2010 to 2015. Before joining Analogic, Mr. Gordon held various financial leadership positions at Hologic, Inc., Cytyc Corporation, Maxtor Corporation and Hewlett-Packard Company. Mr. Gordon holds a Bachelor’s degree in Finance and Accounting from the Wharton School at the University of Pennsylvania and an MBA from Boston University.

Tamer Khayal, M.D., age 53, has served as our Chief Commercial Officer since January 2018. He served as our Chief Medical Officer and Vice President of Clinical Development from 2006 to 2017 and as our Director of Clinical Development from 2001 to 2006. Prior to joining TransMedics, Dr. Khayal served for six years as Director of Clinical Affairs for Zentiva Group, a.s., a pharmaceutical company, where he led clinical research, regulatory filings and clinical sales training for the company’s Middle East and Africa operations. Prior to his employment in the pharmaceutical industry, Dr. Khayal was a practicing physician. Dr. Khayal received a General Certificate of Education from the University of London and a M.D. degree from Cairo University School of Medicine.

Miriam Provost, Ph.D., age 61, has served as our Vice President of Global Regulatory Affairs since June 2019, and previously served as our Vice President of U.S. Regulatory and FDA Relations since February 2018, after serving as a key regulatory consulting advisor for us for over three years. Dr. Provost has over 27 years of experience in medical device regulatory affairs. Prior to joining TransMedics, Dr. Provost was an internationally recognized expert in FDA Regulatory Affairs and provided strategic guidance and tactical support for large and small medical device companies as a Senior Regulatory Consultant at the Biologics Consulting Group, Inc. Her expertise stems from 13 years as a reviewer and manager at the FDA where she served in a variety of roles across the agency, gaining broad knowledge and familiarity with all matters related to FDA policies, procedures and decision making. Dr. Provost earned a Bachelor’s degree in Chemical Engineering from the University of Dayton and M.S. and Ph.D. degrees in Chemical Engineering from the University of Pennsylvania.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are seeking your vote, on a non-binding advisory basis, to approve the compensation of our named executive officers as described in the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure contained in this proxy statement, which is commonly referred to as a “say on pay” vote. Because your “say on pay” vote is advisory, it will not be binding on the compensation committee or the Board. However, the compensation committee and the Board will review the “say on pay” voting results and take them into consideration when making future decisions regarding executive compensation.

Our executive compensation program is designed to:

•	attract, retain and motivate superior executive talent;

•	provide incentives that reward the achievement of performance goals that directly correlate to the enhancement of shareholder value, as well as facilitate executive retention; and

•	align our executives’ interests with those of our shareholders through long-term incentives linked to specific performance.

Consistent with this philosophy, a significant portion of the total compensation opportunity for each of our executives is based on our performance.

Shareholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, which discusses how our compensation program implements our compensation philosophy. The compensation committee and the Board of Directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving the goals of our executive compensation program.

Required Vote of Shareholders

Although the “say on pay” vote we are asking you to cast is non-binding, the Board and compensation committee value the views of our shareholders and will consider the outcome of the vote when making future decisions regarding executive compensation. The affirmative vote of a majority of the votes cast by holders of shares of common stock who are present by remote communication or by proxy at a meeting at which a quorum is present is required (on a non-binding advisory basis) to approve the compensation of our named executive officers. We expect to hold an advisory “say on pay” vote to approve the compensation of our named executive officers annually until the next advisory vote on the frequency of such advisory votes, which will occur no later than our 2028 Annual Meeting of Shareholders.

Our Board recommends that you vote FOR the proposal to approve, on a non-binding advisory basis,

the compensation paid to our named executive officers.

PROPOSAL 3

ADVISORY VOTE ON FREQUENCY OF NAMED EXECUTIVE OFFICER COMPENSATION ADVISORY VOTES

We are seeking your vote, on a non-binding advisory basis, on how frequently we should hold “say on pay” votes in the future. Shareholders may vote whether to hold “say on pay” votes every one, two or three years. We will consider the interval selected by the highest number of votes cast to be the recommendation of the shareholders. Because your vote is advisory, it will not be binding on the compensation committee or the Board. However, the compensation committee and the Board will review the voting results and take them into consideration when determining the frequency of the Company’s “say on pay” votes.

The Board believes at this time that “say on pay” votes should be held every year.

Required Vote of Shareholders

Although this advisory vote on frequency is not binding, the Board and compensation committee value the views of our shareholders as to what is an appropriate frequency for advisory “say on pay” votes, and welcome the shareholders recommendation on this proposal. If a plurality of votes is cast in favor of an interval other than one year, the Board intends to consider that alternative frequency prior to determining the frequency for “say on pay” votes to be submitted to shareholders in the future.

Our Board recommends that you vote FOR the proposal to approve, on a non-binding advisory basis,

the one-year option in Proposal 3.

PROPOSAL 4

AMENDMENT TO THE TRANSMEDICS GROUP, INC. 2019 STOCK INCENTIVE PLAN

Our 2019 Stock Incentive Plan (the “2019 Plan”) was originally approved by our shareholders in 2019 in connection with our initial public offering. On April [18], 2022, our Board of Directors adopted the Amended and Restated TransMedics Group, Inc. 2019 Stock Incentive Plan (the “Amended Plan”), subject to shareholder approval. The Amended Plan amends our 2019 Plan to (i) increase the number of shares of our common stock available for issuance thereunder by 1,500,000 shares, (ii) prohibit the payment of dividend or dividend equivalents on a current basis with respect to unvested awards, (iii) extend the expiration date of the Amended Plan until June 1, 2032 and (iv) increase the annual limits on non-employee director compensation. The material terms and features of the Amended Plan are described under “Summary of the Amended Plan” below.

If shareholders do not approve this Proposal 4, the Amended Plan will not become effective and the 2019 Plan will remain in effect in accordance with its terms. If shareholders do approve this Proposal 4, the Amended Plan will become effective as of the date of such shareholder approval. We will continue to maintain our 2019 Employee Stock Purchase Plan (the “ESPP”) and our Inducement Plan (the “Inducement Plan”), whether or not this Proposal 4 is approved.

REASONS TO VOTE FOR THIS PROPOSAL

Equity awards are an essential part of our compensation program

We believe that equity compensation has been, and will continue to be, an essential part of our compensation program. We view our employees as a key differentiator in the competitive marketplace in which we operate and believe that they are vital in driving our performance. We also believe that equity compensation is essential to successfully attract and retain talent.

Equity awards incentivize retention and increases in shareholder value

Our equity-based compensation program primarily consists of stock options, as described in more detail in our Compensation Discussion and Analysis above. Stock options provide value only if our stock price increases over time. We believe that equity awards have been and will continue to play an important role in incentivizing our employees and other service providers to drive increases in shareholder value.

The Amended Plan is consistent with principles of good corporate governance

Our Board believes that the Amended Plan will promote the interests of shareholders and is consistent with principles of good corporate governance, including:

•	No Evergreen Share Pool. The plan does not include an “evergreen” share pool that would increase the number of shares available without shareholder approval.

•	No Liberal Share Recycling. Shares used to satisfy tax withholding with respect to awards and the exercise price for stock options do not recycle back into the plan.

•

No Discounted Stock Options or Stock Appreciation Rights. All stock options and stock appreciation rights (“SAR”) under the plan must have an exercise or base value that is not less than the closing price of a share of our common stock on the date of grant (or, if no closing price is reported for that date, on the immediately preceding date on which a closing price was reported).

•	No Repricing. Other than in connection with certain corporate transactions affecting the Company, the plan prohibits any repricing of underwater stock options or SARs without shareholder approval.

•	No Automatic “Single-Trigger” Accelerated Vesting. The Amended Plan does not provide for automatic accelerated vesting of awards upon a change in control or other corporate transaction.

•	No Dividends or Dividend Equivalents on Unvested Awards. The Amended Plan prohibits the payment of dividends or dividend equivalents on unvested awards unless and until the awards vest.

Additional shares are necessary in order for us to meet our anticipated equity compensation needs

As of March 31, 2022, there were 848,949 shares remaining available for issuance under the 2019 Plan. If shareholders do not approve the Amended Plan, our ability to grant equity awards to our planned new hires, existing employees and other service providers will be limited, which we believe would place us at a competitive disadvantage in the extremely competitive labor market in which we operate.

In determining the number of shares that would be available under the Amended Plan, our Board considered the number of equity awards we granted during the past three fiscal years, as well our anticipated needs in the future. In 2019, 2020 and 2021, we granted equity awards in respect of 463,357 shares, 603,336 shares and 925,375 shares, respectively, under the 2019 Plan. The weighted average number of shares of our common stock outstanding in 2019, 2020 and 2021 was 14,204,787, 24,702,764 and 27,616,839, respectively. As a result, our gross three-year average burn rate (calculated by dividing the total number of shares subject to equity awards granted during the applicable period by the total weighted-average number of shares outstanding during the period, without taking into account any forfeited equity awards) is 3.5%, which is at approximately the 42nd percentile of our peer group (as described in the Compensation Discussion and Analysis above).

After a review of our historical practices and our anticipated future growth, we believe that the shares that would be available under the Amended Plan if this Proposal 4 is approved would enable us to continue to grant equity awards for approximately two years. Having this additional number of shares available is vital to our ability to attract and retain talent.

2019 PLAN INFORMATION

As of March 31, 2022, there were 2,548,665 shares subject to outstanding equity awards under the 2019 Plan and 516,452 shares subject to outstanding equity awards under our 2014 Stock Incentive Plan (the “2014 Plan”; no awards have been granted under this plan since our initial public offering in 2019, but certain awards still remain outstanding under it). As of this same date, the shares subject to outstanding equity awards and available for issuance under the 2019 Plan represented approximately 14% of our outstanding shares (commonly referred to as the “overhang”). The table below includes aggregate information regarding equity awards outstanding and the number of shares available for future awards under the 2019 Plan, the 2014 Plan, the ESPP and the Inducement Plan, as applicable, in each case, as of March 31, 2022, and the number of shares that would be available for issuance under the Amended Plan if this Proposal 4 is approved by shareholders.

	Number of Shares (as of March 31, 2022)	As a percentage of stock outstanding (as of March 31, 2022)
Outstanding stock options under the 2019 Plan	2,548,665	9%
Outstanding stock options under the 2014 Plan	516,452	2%
Outstanding stock options under the Inducement Plan	419,800	2%
Outstanding awards, other than stock options, under the 2019 Plan (1)	—	—
Outstanding awards, other than stock options, under the 2014 Plan (1)	—	—
Outstanding awards, other than stock options, under the Inducement Plan (1)	—	—
Total shares subject to outstanding equity awards under the 2019 Plan	2,548,665	9%
Total shares subject to outstanding equity awards under the 2014 Plan (2)	516,452	2%
Total shares subject to outstanding equity awards under the Inducement Plan	419,800	2%
Total shares available for future issuance under the 2019 Plan	890,558	3%
Total new shares proposed to be available for issuance under the Amended Plan (3)	1,500,000	5%
Total shares that may be available for issuance under the Amended Plan, including shares subject to outstanding equity awards under the 2019 Plan and 2014 Plan, and shares proposed to be available for issuance under the Amended Plan (4)	5,455,675	20%

	Number of Shares (as of March 31, 2022)	As a percentage of stock outstanding (as of March 31, 2022)
Total shares available for future issuance under the ESPP	308,131	1%
Total shares subject to outstanding equity awards, available for future issuance under the 2019 Plan, the 2014 Plan, the Inducement Plan and the ESPP, as applicable, and proposed to be available for issuance under the Amended Plan (5)	6,763,806	24%

(1)	No type of award other than stock options was outstanding under the 2019 Plan, the 2014 Plan or the Inducement Plan as of March 31, 2022.
(2)

Since the effectiveness of the 2019 Plan in April 2019, no future awards have been or will be made under the 2014 Plan. Any shares underlying awards under the 2014 plan (not to exceed 516,452 shares) that expire or are terminated, surrendered or cancelled without the delivery of shares of Stock, are forfeited to, or repurchased by, the Company or otherwise become available for grant again under the 2014 Plan will be available for grant under the Amended Plan.

(3)	New shares proposed to be available under the Amended Plan, without regard to any shares subject to outstanding equity awards or available for future issuance under the 2019 Plan or 2014 Plan.
(4)

Maximum number of shares proposed to be available under the Amended Plan, including shares subject to outstanding equity awards or available for future issuance under the 2019 Plan and 2014 Plan. Share counting provisions, including adjustments to the number of shares available under the Amended Plan, are described below under “Authorized Shares” and “Adjustment Provisions.”

(5)

Includes shares subject to outstanding equity awards under the 2019 Plan and 2014 Plan, shares available for issuance under the 2019 Plan and the ESPP, 580,200 shares available for future issuance under the Inducement Plan, and new shares proposed to be available for issuance under the Amended Plan.

SUMMARY OF THE AMENDED PLAN

The following is a brief summary of the material terms and features of the Amended Plan. A copy of the Amended Plan is attached as Appendix A to this Proxy Statement, and we urge our shareholders to read it in its entirety. The following description of certain terms and features of the Amended Plan is qualified in its entirety by reference to the full text of the Amended Plan.

Administration

The Amended Plan will generally be administered by our compensation committee, which will have the discretionary authority to administer and interpret the plan and any award granted under it; determine eligibility for and grant awards; determine the exercise price, base value or purchase price applicable to any awards; determine, modify and waive the terms and conditions of any award; determine the form of settlement of awards; prescribe forms, rules and procedures relating to the plan and awards; and otherwise do all things necessary or desirable to carry out the purposes of the plan or any award. Our compensation committee (or our board of directors, with respect to such matters over which it retains authority) may delegate to one or more of its members (or one or more members of our board of directors) such of its duties, powers and responsibilities as it may determine and, to the extent permitted by law, may delegate certain of its duties, powers and responsibilities to officers, employees and other persons. As used in this summary, the term “Administrator” refers to our compensation committee, our board of directors or any authorized delegates, as applicable.

Eligibility

Our and our subsidiaries’ key employees, directors, consultants and advisors will be eligible to participate in the Amended Plan. Eligibility for stock options intended to be incentive stock options, or ISOs, will be limited to our employees and those of certain of our affiliates. Eligibility for stock options other than ISOs and stock appreciation rights, or SARs, will be limited to individuals who are providing direct services on the date of grant of the award to us or certain of our affiliates. As of March 31, 2022, we estimate that approximately 84 employees and 7 directors and no consultants or advisors would be eligible to participate in the Amended Plan.

Authorized Shares

Subject to adjustment as described below, the number of shares of our common stock that may be issued in satisfaction of awards under the Amended Plan will be 4,939,223 shares (consisting of 3,439,223 shares subject to outstanding awards or available for future issuance under the 2019 Plan as of the date the Amended Plan was adopted by our Board of Directors, plus 1,500,000 shares proposed to be available for issuance under the Amended Plan), plus the number of shares underlying awards under the 2014 Plan (not to exceed 516,452 shares) that on or after the date the Amended Plan was adopted by our Board of Directors expire or are terminated, surrendered or cancelled without the delivery of shares, are forfeited to or repurchased by us, or otherwise become available again for grant. The number of shares available for issuance under the Amended Plan is referred to in this summary as the “Share Pool.” A maximum of 4,928,571 shares from the Share Pool may be issued in satisfaction of ISOs. Shares withheld in payment of the exercise or purchase price of an award or in satisfaction of tax withholding requirements, and shares covered by a SAR any portion of which is settled in stock, will reduce the Share Pool. In addition, the Share Pool will not be increased by any shares delivered under the 2019 Stock Plan that are subsequently repurchased using proceeds directly attributable to stock option exercises. The Share Pool will not be reduced by any awards settled in cash or that expire, become unexercisable, terminate or are forfeited to or repurchased by us without the issuance of stock. Shares issued in substitution for equity awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition will not reduce the Share Pool.

Shares that may be issued under our 2019 Stock Plan may be authorized but unissued shares or shares acquired in an open-market transaction.

As of March 31, 2022, the closing price of our common stock was $26.94 per share.

Director Limits

The aggregate value of all compensation granted or paid to any non-employee director with respect to any calendar year, including awards under the Amended Plan, for his or her services as a director during such calendar year may not exceed $750,000 (or $1,000,000 for the year in which the director is first elected or appointed to our board of directors). The Administrator may make exceptions to such limits in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the director to whom such exception applies may not participate in the decision to award compensation in excess of such limits.

Types of Awards

The Amended Plan provides for the grant of stock options, SARs, restricted and unrestricted stock and stock units, performance awards, and other awards that are convertible into or otherwise based on our common stock. Dividend equivalents may also be provided in connection with awards under the Amended Plan.

•

Stock Options and SARs. The Administrator may grant stock options, including ISOs, and SARs. A stock option is a right entitling the holder to acquire shares of our common stock upon payment of the applicable exercise price. A SAR is a right entitling the holder upon exercise to receive an amount (payable in cash or shares of equivalent value) equal to the excess of the fair market value of the shares subject to the right over the base value from which appreciation is measured. The per share exercise price of each stock option, and the per share base value of each SAR, granted under the Amended Plan may not be less than 100% of the closing price of a share of our common stock on the date of grant (or, if no closing price is reported for that date, on the immediately preceding date on which a closing price was reported) t (110% in the case of certain ISOs).

•

Restricted and Unrestricted Stock and Stock Units. The Administrator may grant awards of stock, stock units, restricted stock and restricted stock units. A stock unit is an unfunded and unsecured promise, denominated in shares, to deliver shares or cash measured by the value of shares in the future, and a restricted stock unit is a stock unit that is subject to the satisfaction of specified performance or other vesting conditions. Restricted stock is stock subject to restrictions requiring that it be forfeited, redelivered or offered for sale to us if specified performance or other vesting conditions are not satisfied.

•	Performance Awards. The Administrator may grant performance awards, which are awards subject to performance vesting conditions, including the performance criteria described below.

•

Other Stock-Based Awards. The Administrator may grant other awards that are convertible into or otherwise based on shares of our common stock, subject to such terms and conditions as are determined by the Administrator.

•	Substitute Awards. The Administrator may grant substitute awards, which may have terms and conditions that are inconsistent with the terms and conditions of the Amended Plan.

Vesting; Terms and Conditions of Awards

The Administrator will determine the terms and conditions of all awards granted under the Amended Plan, including the time or times an award vests or becomes exercisable, the terms and conditions on which an option or SAR remains exercisable, and the effect of termination of a participant’s employment or service on awards. The Administrator may at any time accelerate the vesting or exercisability of an award.

Transfer Restrictions

Except as the Administrator may otherwise determine, awards may not be transferred other than by will or by the laws of descent and distribution.

Performance Criteria

The Amended Plan provides for grants of performance awards subject to “performance criteria.” Performance criteria may be applied to a participant individually, to a business unit or division of ours or to us as a whole and may relate to any or any combination of the following or any other criterion or criteria determined by the Administrator (measured either absolutely or comparatively (including, without limitation, by reference to an index or indices or the performance of one or more companies) and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof and subject to such adjustments, if any, as the Administrator specifies): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; shareholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings; or strategic business criteria, consisting of one or more objectives based on: meeting specified market penetration or value added, product development or introduction (including, without limitation, any clinical trial accomplishments, regulatory or other filings or approvals, or other product development milestones), geographic business expansion, cost targets, cost reductions or savings, customer satisfaction, operating efficiency, acquisition or retention, employee satisfaction, information technology, corporate development (including, without limitation, licenses, innovation, research or establishment of third-party collaborations), manufacturing or process development, legal compliance or risk reduction, or patent application or issuance goals. Performance criteria may also be based on individual performance and/or subjective performance criteria not listed above and may be adjusted in a manner to reflect events occurring during the performance period that affect the performance criteria.

Effect of Certain Transactions

In the event of certain covered transactions (including a consolidation, merger or similar transaction, a sale of substantially all of our assets or common stock, a change in control, or a dissolution or liquidation of our company, the Administrator may, with respect to outstanding awards, provide for (in each case, on such terms and conditions as it determines):

•	The assumption, continuation or substitution for some or all awards (or any portion thereof) by the acquirer or surviving entity;

•	The acceleration of exercisability or issuance of shares in respect of any award (or any portion thereof), in full or in part; and/or

•

A cash payment in respect of some or all awards (or any portion thereof) equal to the difference between the fair market value of the shares subject to the award and its exercise or base price, if any.

Except as the Administrator may otherwise determine, each award will automatically terminate immediately upon the consummation of the covered transaction, other than awards that are substituted for, assumed or continued or awards that by their terms continue following the covered transaction.

Adjustment Provisions

In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in our capital structure, the Administrator will make appropriate adjustments to the maximum number of shares that may be issued under the Amended Plan, the individual limits described above, the number and kind of securities subject to, and, if applicable, the exercise or purchase prices (or base values) of, outstanding awards, and any other provisions affected by such event. The Administrator may also make such adjustments to take into account other distributions to shareholders or any other event if it determines that adjustments are appropriate to avoid distortion in the operation of the Amended Plan or any award.

Clawback

The Administrator may provide that any outstanding award or the proceeds from, or other amounts received in respect of, any award or stock acquired under any award will be subject to forfeiture and disgorgement to us, with interest and related earnings, if the participant to whom the award was granted is not in compliance with the plan or the applicable award or any non-competition, non-solicitation, no-hire, non-disparagement, confidentiality, invention assignment or other restrictive covenant. Each award will be subject to any of our policies or those of our subsidiaries that provides for the forfeiture, disgorgement or clawback with respect to incentive compensation that includes awards under the plan and will be subject to forfeiture and disgorgement to the extent required by law or applicable stock exchange listing standards.

Amendment and Termination

The Administrator may at any time amend the Amended Plan or any outstanding award and may at any time terminate the Amended Plan as to future grants. However, except as expressly provided in the Amended Plan or the applicable award, the Administrator may not alter the terms of an award so as to materially and adversely affect a participant’s rights without the participant’s consent, unless the Administrator expressly reserved the right to do so at the time the award was granted. Any amendments to the Amended Plan will be conditioned on shareholder approval to the extent required by law or applicable stock exchange requirements. No awards under the Amended Plan may be made after June 1, 2032, but previously granted awards may continue beyond that date in accordance with their terms.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE AMENDED PLAN

This following is a summary of certain U.S. federal income tax consequences associated with awards granted under the Amended Plan. The summary does not purport to cover federal employment tax or other U.S. federal tax consequences that may be associated with the Amended Plan, nor does it cover state, local or non-U.S. taxes.

Stock Options (other than ISOs)

In general, a participant has no taxable income upon the grant of a stock option that is not intended to be an ISO (an “NSO”) but realizes income in connection with the exercise of the NSO in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is generally available to the Company, subject to the limitations set forth in the Code. Upon a subsequent sale or exchange of the shares, any recognized gain or loss is treated as a capital gain or loss for which the Company is not entitled to a deduction.

ISOs

In general, a participant realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the participant. With some exceptions, a disposition of shares purchased pursuant to an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the participant (and generally a deduction to the Company, subject to the limitations set forth in the Code) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the participant does not dispose of the shares until after the expiration of these one and two-year holding periods, any gain or loss recognized upon a subsequent sale of shares purchased pursuant to an ISO is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

SARs

The grant of a SAR does not itself result in taxable income, nor does taxable income result merely because a SAR becomes exercisable. In general, a participant who exercises a SAR for shares of stock or receives payment in cancellation of a SAR will have ordinary income equal to the amount of any cash and the fair market value of any stock received. A corresponding deduction is generally available to the Company, subject to the limitations set forth in the Code.

Unrestricted Stock Awards

A participant who purchases or is awarded unrestricted stock generally has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the Company, subject to the limitations set forth in the Code.

Restricted Stock Awards

A participant who is awarded or purchases shares subject to a substantial risk of forfeiture generally does not have income until the risk of forfeiture lapses. When the risk of forfeiture lapses, the participant has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the Company, subject to the limitations set forth in the Code. However, a participant may make an election under Section 83(b) of the Code to be taxed on restricted stock when it is acquired rather than later, when the substantial risk of forfeiture lapses. A participant who makes an effective 83(b) election will realize ordinary income equal to the fair market value of the shares as of the time of acquisition less any price paid for the shares. A corresponding deduction will generally be available to the Company, subject to the limitations set forth in the Code. If a participant makes an effective 83(b) election, no additional income results by reason of the lapsing of the restrictions.

For purposes of determining capital gain or loss on a sale of shares awarded under the Amended Plan, the holding period in the shares begins when the participant recognizes taxable income with respect to the transfer. The participant’s tax basis in the shares equals the amount paid for the shares plus any income realized with respect to the transfer. However, if a participant makes an effective 83(b) election and later forfeits the shares, the tax loss realized as a result of the forfeiture is limited to the excess of what the participant paid for the shares (if anything) over the amount (if any) realized in connection with the forfeiture.

Restricted Stock Units

The grant of a restricted stock unit does not itself generally result in taxable income. Instead, the participant is taxed upon vesting (and a corresponding deduction is generally available to the Company, subject to the limitations set forth in the Code), unless he or she has made a proper election to defer receipt of the shares (or cash if the award is cash settled) under Section 409A of the Code. If the shares delivered are restricted for tax purposes, the participant will instead be subject to the rules described above for restricted stock.

NEW PLAN BENEFITS

No awards under the Amended Plan have been granted to date. Because future awards under the Amended Plan will be granted in the discretion of the Administrator, the type, number, recipients, and other terms of such awards cannot be determined at this time. The following table sets forth the awards that were granted to our named executive officers, our executive officers as a group, our non-employee directors as a group, and our other employees (who are not executive officers) as a group under the 2019 Plan for the fiscal year ended December 31, 2021.

Name and Position	Number of Shares Subject to Options
Waleed Hassanein, M.D., President and Chief Executive Officer	310,000
Stephen Gordon, Chief Financial Officer	70,000
Tamer Khayal, M.D., Chief Commercial Officer	70,000
Miriam Provost, Ph.D., Vice President of Global Regulatory Affairs	25,000
Laura Damme, Vice President, Clinical Affairs	25,000
Executive Group	524,700
Non-Executive Director Group	108,000
Non-Executive Officer Employee Group	292,675

Required Vote and Recommendation of the Board of Directors

Approval of the proposal requires a majority of the votes cast by holders of shares of common stock who are present by remote communication or by proxy at a meeting at which a quorum is present is required to approve this proposal.

Our Board recommends that you vote FOR the proposal to approve the amendment to the TransMedics Group, Inc. 2019 Stock Incentive Plan in Proposal 4.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes set forth information with respect to the beneficial ownership of our common stock by:

•	each person known by us to beneficially own more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors (including the director nominees); and

•	all of our directors and executive officers as a group, based upon 27,977,583 shares of common stock outstanding as of April 6, 2022.

Beneficial ownership is determined under the SEC rules and regulations and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe each shareholder identified in the table possesses sole voting and investment power over all shares of equity securities shown as beneficially owned by the shareholder.

Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of the date of April 6, 2022 are considered outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, the address of each beneficial owner listed below is c/o TransMedics Group, Inc. 200 Minuteman Road, Suite 302, Andover, MA 01810.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% or greater shareholders:
FMR LLC (1)	4,165,246	14.9%
BlackRock, Inc. (2)	1,900,939	6.8%
Sandhill Investment Management (3)	1,805,518	6.5%
Macquarie Group Limited (4)	1,651,286	5.9%
Credit Suisse AG (5)	1,516,368	5.4%

Directors and Named Executive Officers:
Waleed H. Hassanein, M.D.(6)	1,158,102	4.0%
James Tobin(7)	428,571	1.5%
Edward M. Basile(8)	71,533	*
Thomas Gunderson(9)	48,719	*
Edwin M. Kania(10)	316,393	1.1%
Stephanie Lovell(11)	7,812	*
Merilee Raines(12)	9,508	*
David Weill, M.D.(13)	61,079	*
Stephen Gordon(14)	99,692	*
Tamer Khayal, M.D.(15)	218,276	*
Miriam Provost, Ph.D.(16)	43,318	*
Laura Damme (17)	31,374	*
All executive officers and directors as a group (13 persons)(18)	2,548,537	8.7%

*	Less than one percent.
(1)

Based on information filed with the SEC in a Schedule 13G/A on February 9, 2022. FMR LLC has sole voting power with respect to 188,794 shares and sole dispositive power with respect to 4,165,246 shares. FMR LLC’s address is 245 Summer Street, Boston, MA 02210.

(2)

Based on information filed with the SEC in a Schedule 13G/A on February 3, 2022. BlackRock, Inc. has sole voting power with respect to 1,873,173 shares and sole dispositive power with respect to 1,900,939 shares. BlackRock, Inc.’s address is 55 East 52nd Street, New York, NY 10055.

(3)

Based on information filed with the SEC in a Schedule 13G on February 11, 2022. According to the Schedule 13G, Sandhill Capital Partners LLC d/b/a Sandhill Investment Management has sole voting power with respect to 272,563 shares and sole dispositive power with respect to 1,805,518 shares. Sandhill Investment Management’s principal business address is 40 Fountain Plaza, Suite 1300, Buffalo, NY 14202.

(4)

Based on information filed with the SEC in a Schedule 13G on February 14, 2022. According to the Schedule 13G, each of Macquarie Group Limited, Macquarie Management Holdings Inc., and Macquarie Investment Management Business Trust has shared voting and dispositive power with respect to 1,634,173 shares. The principal business address of Macquarie Group Limited is 50 Martin Place Sydney, New South Wales, Australia. The principal business address of Macquarie Management Holdings Inc. and Macquarie Investment Management Business Trust is 2005 Market Street, Philadelphia, PA 19103.

(5)

Based on information filed with the SEC in a Schedule 13G/A on February 14, 2022. According to the Schedule 13G/A, Credit Suisse AG has shared voting and dispositive power with respect to 1,516,368 shares. Credit Suisse’s principal business address is Paradeplatz 8, Zurich V8 CH 8001, Switzerland.

(6)	Consists of (i) 526,214 shares held and (ii) 631,888 shares of common stock underlying outstanding stock options exercisable within 60 days of April 6, 2022.
(7)

Consists of (i) 399,137 shares of our common stock held by a revocable trust for which Mr. Tobin is the grantor and (ii) 29,434 shares of common stock underlying outstanding stock options exercisable within 60 days of April 6, 2022.

(8)	Consists of (i) 22,814 shares held and (ii) 48,719 shares of common stock underlying outstanding stock options exercisable within 60 days of April 6, 2022.
(9)	Consists of 48,719 shares of common stock underlying outstanding stock options exercisable within 60 days of April 6, 2022.
(10)	Consists of (i) 302,893 shares held and (ii) 13,500 shares of common stock underlying outstanding stock options exercisable within 60 days of April 6, 2022.
(11)	Consists of 7,812 shares of common stock underlying outstanding stock options exercisable within 60 days of April 6, 2022.
(12)	Consists of 9,508 shares of common stock underlying outstanding stock options exercisable within 60 days of April 6, 2022.
(13)	Consists of (i) 10,000 shares held and (ii) 51,079 shares of common stock underlying outstanding stock options exercisable within 60 days of April 6, 2022.
(14)	Consists of (i) 5,714 shares held and (ii) 93,978 shares of common stock underlying outstanding stock options exercisable within 60 days of April 6, 2022.
(15)	Consists of (i) 46,076 shares held and (ii) 172,200 shares of common stock underlying outstanding stock options exercisable within 60 days of April 6, 2022.
(16)	Consists of (i) 9,438 shares held and (ii) 33,880 shares of common stock underlying outstanding stock options exercisable within 60 days of April 6, 2022.
(17)	Consists of (i) 31,374 shares of common stock underlying outstanding stock options exercisable within 60 days of April 6, 2022.
(18)	Consists of (i) 1,322,665 shares held and (ii) 1,225,872 shares of common stock underlying outstanding stock options exercisable within 60 days of April 6, 2022.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of the compensation of our principal executive officer, our principal financial officer and our next three most highly compensated executive officers for our fiscal year ended December 31, 2021. These individuals, who we refer to as our “named executive officers” in this proxy statement, are:

Name	Principal Position
Waleed Hassanein, M.D.	President and Chief Executive Officer

Stephen Gordon	Chief Financial Officer

Tamer Khayal, M.D.	Chief Commercial Officer

Miriam Provost, Ph.D.	Vice President of Global Regulatory Affairs

Laura Damme	Vice President, Clinical Affairs

Business Overview and 2021 Performance Highlights

We are a commercial-stage medical technology company transforming organ transplant therapy for end-stage organ failure patients across multiple disease states. Our Organ Care System (OCS™) is a portable organ perfusion, optimization and monitoring system that utilizes our proprietary and customized technology to replicate near-physiologic conditions for donor organs outside of the human body. The OCS represents a paradigm shift that transforms organ preservation for transplantation from a static state to a dynamic environment that enables new capabilities, including organ optimization and assessment. The OCS is the first and only multi-organ, portable platform that has received Premarket Approval (PMA) from the FDA. During 2021 we achieved a major goal of having our OCS platform available in the U.S. across heart, lung and liver transplant markets, and delivered on each key regulatory milestone we set out to achieve during the year, including:

•	We received FDA premarket approval (PMA) for our OCS Heart System;

•	We received FDA premarket approval (PMA) for our OCS Liver System;

•	We received FDA 510(k) clearance of our OCS Lung Solution for use in lung transplants using cold storage; and

•	We submitted the PMA Supplement application for the use of our OCS Heart for DCD Heart transplant.

Financially, we increased our net revenue by 18% and improved our gross margin by 500 basis points, in each case, compared to 2020. The increase in net revenue largely resulted from the commercial expansion across our OCS products, including initial commercialization of our OCS Heart and OCS Liver products in the United States. A centerpiece of our commercialization progress has been the establishment and growth of our National OCS Program, an end-to-end technology and service solution to maximize donor organ utilization for transplants. In 2021, we partnered with major transplant centers and organ procurement organizations (OPOs) to establish 11 National OCS Program regions in the U.S. This program will create an efficient and scalable model to drive broader adoption of the OCS technology to improve donor utilization and increase transplantation.

We believe that the efforts of our named executive officers were critical to our success in 2021, and have positioned us well for growth in 2022 as we expand our National OCS Program to drive clinical adoption across all three transplant markets and capitalize on our unparalleled technology.

Overview of our Executive Compensation Program

Our executive compensation program is designed to:

•	Attract, retain and motivate superior executive talent;

•	Provide incentives that reward the achievement of performance goals that directly correlate to the enhancement of shareholder value, as well as support executive retention; and

•	Align our executives’ interests with those of our shareholders through long-term incentives linked to specific performance.

To achieve these objectives, our Compensation Committee analyzes each element of compensation against comparative market data, and generally seeks to position each element around the market median, while differentiating individual compensation based on experience, role, position, individual performance and other factors. We use short-term incentives, in the form of annual bonus opportunities, to tie a significant portion of our executives’ cash compensation opportunities to the attainment of performance goals that we believe will help us attain short- and long-term business objectives. We use equity-based compensation, in the form of stock options, to further align the interests of our executives with those of our shareholders and to incentivize performance that will result in increases in shareholder value. Finally, we provide market-competitive base salaries to provide a fixed element of compensation designed to promote stability and not encourage unnecessary risk-taking as well as employee benefits and severance protections.

Below are some of the practices that we consider good governance features of our executive compensation program.

•	Target the median of market for each element of compensation;

•	Independent compensation consultant;

•	Limited severance benefits;

•	No “single-trigger” change in control payments or benefits;

•	No change in control excise or other tax gross-ups for any executives;

•	Limited perquisites; and

•	No supplemental executive retirement plans.

We believe that these features of our executive compensation program benefit the Company as a whole and serve to increase alignment between our executives and our shareholders.

Realizable Pay

Paying for performance is at the core of our executive compensation program. The following chart demonstrates how we have aligned pay and performance by showing the difference between the aggregate reported pay of our Chief Executive Officer, as disclosed in our Summary Compensation Table, for the three-year period ending on December 31, 2021 and the realizable pay values for this period. Over the three-year period ended December 31, 2021, our Chief Executive Officer’s aggregate reported pay, as disclosed in our Summary Compensation Table, is $12,915,350, but our Chief Executive Officer’s aggregate realizable pay as of December 31, 2021, when the closing price of our stock was $19.16, was $4,181,383. We believe this chart clearly illustrates that pay and performance are aligned.

Process for Determining Executive Compensation

Compensation Committee

Our Compensation Committee oversees our executive compensation program and administers our cash and equity incentive plans. Our Compensation Committee reviews and approves the compensation of our Chief Executive Officer and other executives, including the type and amount of each element of compensation and the performance goals applicable to incentive compensation. As described below, our Compensation Committee also works with members of management and obtains advice from an independent compensation consultant in the course of making its compensation decisions.

The Role of Management

Our Chief Executive Officer, Chief Financial Officer, and Vice President of Human Resources, working with internal resources as well as with our Compensation Committee’s compensation consultant, review our executive compensation program on an annual basis and make recommendations as to the type and amount of compensation based on its review of peer group and other market data, individual performance and other factors. Our Chief Executive Officer makes recommendations to our Compensation Committee regarding the compensation of our executives other than himself based on these same factors. Our Chief Executive Officer,

Chief Financial Officer, and Vice President of Human Resources typically attend meetings of our Compensation Committee but do not participate in any discussions regarding their own compensation.

Independent Compensation Consultant

During 2021, our Compensation Committee retained Radford, a business unit of Aon plc (“Radford”), to serve as its independent compensation consultant and provide it with advice on a broad range of executive and non-employee director compensation-related matters, including the development of a peer group for compensation setting purposes and assistance in determining competitive levels of compensation for our executives and non-employee directors. Our Compensation Committee has determined, based on its analysis and in light of all relevant factors, that the work of Radford and the individual compensation advisors employed by Radford as compensation consultants to the Compensation Committee has not created any conflicts of interest, and that Radford is independent pursuant to the independence standards set forth in the Nasdaq listing standards promulgated pursuant to Section 10C of the Exchange Act.

Use of Peer Group and Market Data

Our Compensation Committee uses peer group and other market data as a reference point to gauge the reasonableness of our executive compensation decisions and the general competitiveness of our executive compensation program in the market and to assist it in determining the type and amount of compensation that we pay. For our compensation peer group, our Compensation Committee, working in consultation with Radford, selects companies operating in the healthcare equipment/medical device industry or the early commercial bio/pharma and diagnostic industry with a comparable market capitalization (targeting companies with a market value of between 0.3x and 3.0x our market value), revenue (targeting companies with revenues between 0.5x and 2.5x our current/projected revenue) and headcount (targeting companies with a number of employees between 0.3x and 3.0x our current/projected headcount). In addition, our Compensation Committee qualitatively evaluates each prospective peer group company based on business focus and corporate strategy to identify companies in a similar space, to the extent possible (e.g., devices for transplant, organs), and seeks to maintain year-over-year continuity in our peer group by maintaining flexibility in applying the foregoing criteria, particularly in uncertain market conditions, such as those experienced during the COVID-19 pandemic. The compensation peer group companies selected by our Compensation Committee for 2021 executive compensation purposes are listed below.

2021 Peer Group
Acutus Medical	Cytosorbents	Eargo	Intersect ENT

IRADIMED	Neuronetics	Ocular Therapeutix	Outset Medical

Pulmonx	Pulse Biosciences	Rockwell Medical	Semler Scientific

Senseonics	SI-BONE	Sientra	Silk Road Medical

Surmodics	T2 Biosystems	TELA Bio	Vapotherm

View Ray

In addition to the peer group data, our Compensation Committee analyzes Radford Global Life Sciences/Technology Survey data for public medical device diagnostic companies with between $300 million and $2.5 billion in market capitalization and with less than $150 million in revenue (including all of the peer group companies listed above), generally equally weighting proxy data for our peer group companies and survey data to form a composite view of the market. Our Compensation Committee generally targets the 50th percentile of the market for each element of compensation, with actual payouts dependent on actual performance and with individual executive compensation varying based on individual experience, role, position, individual performance and other considerations.

Components of our Executive Compensation Program

Base salary

Each of our named executive officers is paid a base salary. Our Compensation Committee believes this element of compensation is important because it provides a fixed element of compensation that reflects the individual named executive officer’s skills, experience and role. Base salaries are established based on peer group data and other market data, as described above, and each named executive officer’s skill set, experience, role and responsibilities, are reviewed annually and may be adjusted based on such factors. For 2021, our Compensation Committee reviewed the base salaries for our named executive officers and, taking into account the factors described above, as well as the uncertainty related to the global COVID-19 pandemic, decided not to make any increases to the base salaries of the named executive officers. The 2021 annual base salaries for our named executive officers were as follows:

Named Executive Officer	2021 Annual Base Salary(1)
Waleed Hassanein, M.D.	$535,000
Stephen Gordon	$370,800
Tamer Khayal, M.D.	$386,250
Miriam Provost, Ph.D.	$329,600
Laura Damme	$262,500

Annual Bonuses

Our Compensation Committee believes that a significant portion of our named executive officers’ cash compensation should be tied to our performance. Each of our named executive officers is eligible to receive an annual bonus in the discretion of our Compensation Committee (with input from our Chief Executive Officer for named executive officers other than himself) based on the achievement of financial and strategic performance goals related to revenue growth, and regulatory and business goals. Target annual bonus opportunities are reviewed annually by our Compensation Committee based on the same factors as described above for base salary. For 2021, our Compensation Committee reviewed the target annual bonus opportunities for our named executive officers and, taking into account the factors described above, as well as the uncertainty related to the global COVID-19 pandemic, decided not to make any increases. The 2021 target annual bonus opportunities for our named executive officers were as follows:

Named Executive Officer	2021 Target Cash Bonus Opportunity
Waleed Hassanein, M.D.	90%
Stephen Gordon	45%
Tamer Khayal, M.D.	45%
Miriam Provost, Ph.D.	35%
Laura Damme	30%

Our Compensation Committee determines the performance metrics and the performance goals for our annual bonus program on an annual basis, based on input from management and our annual business plan. Our Compensation Committee strives to set challenging, yet achievable, performance goals that will promote the achievement of short-term business objectives that are important to our annual business plan. For 2021, there was not set weighting or threshold or maximum achievement level for any of the performance goals. For 2021 annual bonuses, our Compensation Committee chose the performance goals set forth in the table below and, following the end of the year, determined the achievement of those goals, as described in the table below.

Performance Goal	Status
Revenue growth of $40M or more	76% achieved (approximately $30.3M)

OCS Heart FDA approval and initiation of commercial activities	Achieved

OCS Liver FDA approval and initiation of commercial activities	Achieved

Initiation of the National OCS Program in 10 OPO regions	Achieved

OCS Lung Solution FDA approval for cold storage	Achieved

OCS CE under MDR and Bile Salts CE	Achieved

Initiation of Gen. 2 development program	Achieved

Maintain critical supply and quality of the OCS products	Achieved

In addition to the performance goals set forth above, our Compensation Committee initially set a performance goal related to our OCS Kidney product, which was subsequently removed from our 2021 annual bonus program as our business goals relating to this product changed to anticipate a 2022 or 2023 completion date. For 2021, we met 76% of our revenue growth target while attaining all of our other performance goals. Our Compensation Committee reviewed our achievement of these goals in determining the annual bonus payouts for our named executive officers, but did not apply any particular formula in determining such payouts. Following this review, our Compensation Committee determined that our named executive officers earned an annual bonus in respect of 2021 equal to 95% of their respective target annual bonuses, which was paid in early 2022.

Equity Incentive Awards and Realizable Pay

Our Compensation Committee believes that in order to appropriately incentivize them to create shareholder value, a significant portion of our named executive officers’ compensation should be in the form of equity-based compensation. Our equity-based compensation program is designed to promote stock ownership by our executives and senior management, tie compensation realized to stock price performance and encourage retention. Our equity-based compensation program is a key tool in aligning executive pay with value creation on behalf of shareholders. Historically, and in 2021, we have granted our executives equity-based compensation in the form of stock options. Our Compensation Committee believes stock options appropriately align the interests of our executives with those of our shareholders and incentivize our executives because value is only realized in respect of the stock options if the price of our stock increases after the stock options are granted. Additionally, our Compensation Committee believes that stock options are appropriate based on equity-based compensation practices at companies of a similar size and stage of development as our company. Stock options also encourage retention through time-based vesting.

In 2021, our named executive officers were granted stock options that vest on a monthly basis over four years, generally subject to the named executive officer’s continued employment with us. Our Compensation Committee determined the number of shares subject to each named executive officer’s option based on competitive market data, as described above, and by analyzing total executive ownership levels, retention from previously-granted stock options and other factors.

While our Compensation Committee determines a dollar value, based on grant date fair value, for equity-based compensation for executives, it also takes into account realizable pay and tracks the potential realizable value of awards after grant compared to the intended target value in order to analyze the effectiveness of our executive compensation program. In 2021, our executives, including our named executive officers, were granted stock options in February when the price of our common stock was near its historic high and well in excess of the trading price of our common stock later in the year. As a result, the options granted to our named executive officers in 2021 were all out-of-the-money as of the end of the year.

Employee Benefits

We maintain a tax-qualified retirement plan that provides all of our full-time U.S. employees, including our named executive officers, with an opportunity to save for retirement on a tax-advantaged basis. Under our 401(k) plan, participants may elect to defer a portion of their compensation on a pre-tax basis and have it contributed to the plan, subject to applicable annual limits under the Internal Revenue Code of 1986, as amended. We did not make any employer contributions to our 401(k) plan for the fiscal year ended December 31, 2021. Our named executive officers participate in our 401(k) plan on the same basis as other eligible employees. We do not maintain any qualified or non-qualified defined benefit plans or supplemental executive retirement plans that cover our named executive officers.

All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including medical, dental, vision, life and accidental death and dismemberment benefits and short-term and long-term disability insurance. Our named executive officers participate in these plans on the same basis as other eligible employees. We do not maintain any supplemental health or welfare plans for our named executive officers.

Change in Control and Severance Benefits

We have entered into offer letters with Mr. Gordon, Dr. Khayal, Dr. Provost and Ms. Damme that set forth the initial terms and conditions of employment, and we have entered into retention agreements with Dr. Hassanein, Mr. Gordon and Dr. Khayal that provide for severance payments and benefits in connection with certain terminations of employment. Dr. Provost’s offer letter provides for severance payments in connection with certain terminations of employment. In addition, certain of the equity awards granted to our named executive officers would vest in connection with a qualifying termination of employment following a change in control. These severance payments and benefits are more fully described below under “Potential Payments upon Termination or Change in Control.” Our Compensation and Committee believes that reasonable severance payments and benefits are necessary to attract and retain executives and are important in incentivizing them to pursue a change in control transaction if it is in the best interests of our shareholders even if it creates uncertainty for them.

Hedging Policy

Our insider trading policy prohibits our directors, officers and employees from entering into hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, because such transactions may permit a director, officer or employee to continue to own securities obtained through our employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the individual may no longer have the same objectives as our other shareholders.

Compensation Risk Assessment

Our Compensation Committee regularly reviews our compensation policies and practices, including the risks created by our compensation plans, and has concluded that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Tax and Accounting Considerations

Our Compensation Committee considers the tax and accounting consequences of compensation paid under our executive compensation program. However, our Compensation Committee believes that its primary responsibility is to maintain an executive compensation program that attracts, retains and rewards our executives. Accordingly, our Compensation Committee has paid, and may continue to pay, in its discretion, compensation that is not fully deductible or is limited as to tax deductibility.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” disclosure with management. Based on this review and discussion, our Compensation Committee recommended to our Board that the “Compensation Discussion and Analysis” be included in the Proxy Statement distributed in connection with the Annual Meeting.

The Compensation Committee:

James R. Tobin (Chair)

Thomas J. Gunderson

Merilee Raines

David Weill, M.D.

This report shall not be deemed soliciting material or to be filed with the SEC, or incorporated by reference in any document so filed, whether made before or after the date hereof, except to the extent we specifically request that it be treated as soliciting material or it is specifically incorporated by reference therein.

Summary Compensation Table

The following table sets forth the compensation awarded to, earned by, or paid to our named executive officers during our fiscal years ended December 31, 2021, and, if applicable, December 31, 2020 and December 28, 2019.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensati on ($)(4)	Total($)
Waleed Hassanein, M.D.	2021	535,000	—	6,377,940	457,425	7,370,365
President and	2020	533,627	406,100	1,445,960	—	2,385,687
Chief Executive Officer	2019	448,615	360,200	2,350,483	—	3,159,298
Stephen Gordon	2021	370,800	—	1,440,180	158,517	1,969,497
Chief Financial	2020	370,510	141,831	405,485	—	917,826
Officer	2019	329,923	162,000	—	—	491,923
Tamer Khayal, M.D.	2021	386,250	—	1,440,180	165,122	1,991,552
Chief Commercial Officer	2020	385,947	147,741	405,485	—	939,173
	2019	353,769	168,750	528,853	—	1,051,372
Miriam Provost, Ph.D. (5) Vice President of Global Regulatory Affairs	2021	329,600	—	514,350	109,592	953,542
Laura Damme (6) Vice President, Clinical Affairs	2021	262,500	—	514,350	74,813	851,663

(1)	The amounts reported in this column include contributions made by the named executive officer to our 401(k) plan, which is described below.
(2)	The amounts reported in this column represent the annual bonuses paid for the fiscal year ended December 31, 2020, and the fiscal year ended December 28, 2019.
(3)

The amounts reported in this column represent the aggregate grant date fair value of options to purchase our common stock granted during the fiscal years ended December 31, 2021, December 31, 2020 and December 28, 2019, as applicable, computed in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. These amounts do not represent the actual amounts paid to or realized by the named executive officer for these awards. The assumptions used to value the options for this purpose are set forth in Note 10 to our financial statements filed with our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, Note 10 to our financial statements filed with our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and Note 11 to our financial statements filed with our Annual Report on Form 10-K for the fiscal year ended December 28, 2019.

(4)	Amounts represent annual bonuses paid for the fiscal year ended December 31, 2021. See “Compensation Discussion and Analysis—Annual Cash Incentive Bonuses” above for additional details.
(5)	No amounts are included for Dr. Provost for 2020 or 2019 because she was not a named executive officer for such years.
(6)	No amounts are included for Ms. Damme for 2020 or 2019 because she was not a named executive officer for such years.

Grants of Plan-Based Awards Table

The following table sets forth information regarding plan-based awards made to each of our named executive officers during 2021.

	Grant Date				All Other Option Awards: Number Of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)

Name		Threshold ($)	Target ($)	Maximum ($)
Waleed Hassanein	—	—	481,500	—	—		—
	2/24/2021	—	—	—	310,000	38.46	6,377,940
Stephen Gordon	—	—	166,860	—	—		—
	2/24/2021	—	—	—	70,000	38.46	1,440,180
Tamer Khayal	—	—	173,813	—	—		—
	2/24/2021	—	—	—	70,000	38.46	1,440,180
Miriam Provost	—	—	115,360	—	—		—
	2/24/2021	—	—	—	25,000	38.46	514,350
Laura Damme	—	—	78,750	—	—		—
	2/24/2021	—	—	—	25,000	38.46	514,350

(1)

Amounts represent the target annual cash bonus opportunities by our named executive officers under our annual bonus program. There were no set thresholds or maximums under our annual bonus program for 2021. See “Compensation Discussion and Analysis—Annual Cash Incentive Bonuses” above for additional details. The actual amounts paid to our named executive officers under our annual bonus program for 2021 are set forth in the Non-Equity Incentive Plan Compensation of the Summary Compensation Table above.

(2)

Amounts represent the number of shares of our common stock subject to stock options granted to our named executive officers in 2021. See “Compensation Discussion and Analysis—Equity Incentive Awards” above for additional details.

(3)	This column denotes the exercise price for the stock options granted to our named executive officers in 2021.
(4)

These amounts represent the grant date fair value of stock options granted in 2021, determined in accordance with FASB ASC Topic 718, disregarding the effect of forfeitures. These amounts do not represent the actual amounts paid to or realized by the named executive officer for these awards during 2021. For a more detailed description of the assumptions used for purposes of determining grant date fair value see Note 10 to the consolidated financial statements set forth in our Annual Report.

Outstanding Equity Awards at 2021 Year-End

The following table shows the number of vested and unvested equity awards held by our named executive officers as of December 31, 2021.

Named Executive Officer	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Waleed Hassanein	122,371	—	—	0.28	5/28/2023
	193,074	—	—	2.21	6/21/2027
	190,475	95,239	—	16.00	4/30/2029
	81,583	96,417	—	16.14	2/27/2030
	64,583	245,417	—	38.46	2/24/2031
Stephen Gordon	40,728	—	—	2.21	6/21/2027
	22,916	27,084	—	16.14	2/27/2030
	14,583	55,417	—	38.46	2/24/2031
Tamer Khayal	19,185	—	—	0.28	5/28/2023
	48,874	—	—	2.21	6/21/2027
	42,856	21,429	—	16.00	4/30/2029
	22,916	27,084	—	16.14	2/27/2030
	14,583	55,417	—	38.46	2/24/2031
Miriam Provost	19,690	1,191	—	3.22	4/4/2028
	1,250	8,125	—	16.14	2/27/2030
	5,208	19,792	—	38.46	2/24/2031
Laura Damme	10,500	7,500	—	21.89	8/5/2029
	6,875	8,125	—	16.14	2/27/2030
	5,208	19,792	—	38.46	2/24/2031

(1)

The shares underlying the options vest on a monthly basis over a four-year period from the grant date, which is ten years prior to the applicable expiration date listed in the table above, generally subject to continued service through each such vesting date.

Option Exercises and Stock Vested

The following table shows the stock options that our named executive officers exercised during 2021. No stock awards held by any of our named executive officers vested during 2021.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Waleed Hassanein	283,421	7,619,368
Stephen Gordon	57,143	1,791,975
Tamer Khayal	52,992	1,668,912
Miriam Provost	8,715	158,847
Laura Damme	—	—

(1)	The amounts reported in this column is based on the per share closing price of a share of our common stock on the Nasdaq Stock Market on the date the applicable stock options were exercised.

Pension Benefits and Nonqualified Deferred Compensation

None of our named executive officers participated in or received benefits from a pension plan or from a nonqualified deferred compensation plan during 2021 or in any prior year.

Potential Payments Upon Termination or Change in Control

We have entered into offer letters with Mr. Gordon, Dr. Khayal, Dr. Provost and Ms. Damme that set forth the initial terms and conditions of the executive’s employment with us. We have also entered into a retention agreement with Dr. Hassanein, Mr. Gordon and Dr. Khayal that provides for severance payments and benefits in the event the named executive officer’s employment is terminated in certain circumstances. Dr. Provost’s offer letter provides for severance payments in connection with certain terminations of employment, and Ms. Damme is not contractually entitled to receive severance payments or benefits in connection with a termination of employment. In addition, each of our named executive officers has entered into an invention and non-disclosure disclosure agreement and a non-competition and non-solicitation agreement with us. The material terms of these agreements are summarized below. As used in the summary below, the terms “cause,” “disability,” “good reason” and “change in control” have the meanings set forth in the applicable agreement.

Dr. Hassanein. Pursuant to his retention agreement, Dr. Hassanein is entitled to severance payments and benefits in the event we terminate his employment other than for cause or due to his death or disability or if Dr. Hassanein resigns for good reason. If his employment terminates in such circumstances, Dr. Hassanein will be entitled to receive (i) an amount equal to the sum of his highest annual base salary during the preceding three years and his highest annual bonus during the preceding three years, payable in 12 monthly installments; (ii) Company-provided benefits for up to 12 months; (iii) an additional 12 months of service credit for purposes of eligibility for any retiree benefits; and (iv) any accrued but unpaid compensation and benefits, including a prorated annual bonus for the year in which his employment terminates, based on Dr. Hassanein’s annual bonus for the preceding year, subject, in each case, to his execution of a release of claims and compliance with the material provisions of any employment, consulting, advisory, nondisclosure, non-competition or similar agreement with us. If his employment terminates in such circumstances either in connection with or in anticipation of, or within 24 months following, a change in control, then, in lieu of the payments and benefits described above, Dr. Hassanein will be entitled to receive (A) an amount equal to one and one-half (1.5) times the sum of his highest annual base salary during the preceding three years and his highest annual bonus during the preceding three years, payable in a lump sum; (B) Company-provided benefits for up to 18 months; (C) an additional 18 months of service credit for purposes of eligibility for any retiree benefits; (D) accelerated vesting of all of his then-outstanding and unvested stock options, restricted stock, and other equity-based awards; and (E) any accrued but unpaid compensation and benefits, including a prorated annual bonus for the year in which his employment terminates, based on Dr. Hassanein’s annual bonus for the preceding year.

Dr. Khayal. Pursuant to his retention agreement, Dr. Khayal is entitled to severance payments and benefits in the event we terminate his employment other than for cause or due to his death or disability or if Dr. Khayal resigns for good reason. If his employment terminates in such circumstances, Dr. Khayal will be entitled to receive (i) an amount equal to three-fourths (.75) times the sum of his highest annual base salary during the preceding three years and his highest annual bonus during the preceding three years, payable in nine monthly installments; (ii) Company-provided benefits for up to nine months; (iii) an additional nine months of service credit for purposes of eligibility for any retiree benefits; and (iv) any accrued but unpaid compensation and benefits, including a prorated annual bonus for the year in which his employment terminates, based on Dr. Khayal’s annual bonus for the preceding year, subject, in each case, to his execution of a release of claims and compliance with the material provisions of any employment, consulting, advisory, nondisclosure, non-competition or similar agreement with us. If his employment terminates in such circumstances either in connection with or in anticipation of, or within 24 months following, a change in control, then, in lieu of the payments and benefits described above, Dr. Khayal will be entitled to receive (A) an amount equal to the sum of his highest annual base salary during the preceding three years and his highest annual bonus during the preceding three years, payable in a lump sum; (B) Company-provided benefits for up to 12 months; (C) an additional 12 months of service credit for purposes of eligibility for any retiree benefits; (D) accelerated vesting of all of his then-outstanding and unvested stock options, restricted stock, and other equity-based awards; and (E) any accrued but unpaid compensation and benefits, including a prorated annual bonus for the year in which his employment terminates, based on Dr. Khayal’s annual bonus for the preceding year.

Mr. Gordon. Pursuant to his retention agreement, Mr. Gordon is entitled to severance payments and benefits in the event we terminate his employment other than for cause or due to his death or disability or if Mr. Gordon resigns for good reason. If his employment terminates in such circumstances, Mr. Gordon will be entitled to receive (i) an amount equal to three-fourths (.75) times the sum of his highest annual base salary during the preceding three years and his highest annual bonus during the preceding three years, payable in nine monthly installments; (ii) Company-provided group health insurance benefits for up to nine months; and (iii) any accrued but unpaid compensation and benefits, including a prorated annual bonus for the year in which his employment terminates, based on Mr. Gordon’s annual bonus for the preceding year, subject, in each case, to his execution of a release of claims and compliance with the material provisions of any employment, consulting, advisory, nondisclosure, non-competition or similar agreement with us. If his employment terminates in such circumstances either in connection with or in anticipation of, or within 24 months following, a change in control, then, in lieu of the payments and benefits described above, Mr. Gordon will be entitled to receive (A) an amount equal to the sum of his highest annual base salary during the preceding three years and his highest annual bonus during the preceding three years, payable in a lump sum; (B) Company-provided group health insurance benefits for up to 12 months; (C) accelerated vesting of all of his then-outstanding and unvested stock options, restricted stock, and other equity-based awards; and (D) any accrued but unpaid compensation and benefits, including a prorated annual bonus for the year in which his employment terminates, based on Mr. Gordon’s annual bonus for the preceding year.

Dr. Provost. Pursuant to her offer letter, Dr. Provost is entitled to severance payments in the event we terminate her employment other than for cause. If her employment terminates in such circumstances, Dr. Provost will be entitled to receive an amount equal to six months’ base salary. Dr. Provost’s offer letter does not provide for enhanced severance payments and benefits in connection with or in anticipation of, or within a period of time following, a change in control.

Ms. Damme. Ms. Damme has not entered into a retention agreement, and does not otherwise have a contractual entitlement to receive severance payments and benefits upon a termination of her employment for any reason.

Restrictive Covenants. Each of our named executive officers has entered into an invention assignment and non-disclosure agreement and a non-competition and non-solicitation agreement with us that contain covenants relating to the disclosure of proprietary and confidential information and the assignment of inventions, and non-competition, no-hire and employee and customer non-solicitation covenants that apply for one year following the termination of the named executive officer’s employment with us.

Each of Dr. Hassanein, Mr. Gordon, and Dr. Khayal is entitled to severance payments and benefits under his retention agreement upon a termination of employment in certain circumstances, including in connection with a change in control. Dr. Provost is entitled to severance payments under her offer letter upon a termination of employment in certain circumstances. These severance payments and benefits are described under “Agreements with our Named Executive Officers’’ above.

280G Better Of Provision. Each of the retention agreements described above provides that we will not be obligated to provide any payments or benefits to the named executive officer that would constitute “excess parachute payments’’ within the meaning of Section 280G of the Code, unless such payments and benefits would result in a greater after-tax amount to the named executive officer than if the payments and benefits were reduces so that no amount was subject to the excise tax imposed with respect to such payments (to the extent applicable).

The table below sets forth the change in control and severance benefits that would be payable to our named executive officers if his or her employment terminated under the circumstances described below, in each case, on December 31, 2021. No benefits would be payable upon a change in control without an associated termination of employment.

Name	Benefit Continuation ($)(1)	Severance ($)(2)	Acceleration of Unvested Options ($)(3)	Total
Waleed Hassanein
Voluntary Termination/Retirement	—	—	—	—
Termination prior to Change in Control without Cause or for Good Reason	45,701	992,425	—	1,038,126
Termination following Change in Control without Cause or for Good Reason	68,552	1,488,638	592,135	2,149,325
Resignation without Good Reason following Change in Control; Termination for Death or Disability	—	—	—	—
Termination for Cause; Resignation without Good Reason	—	—	—	—
Stephen Gordon
Voluntary Termination/Retirement	—	—	—	—
Termination prior to Change in Control without Cause or for Good Reason	34,276	396,988	—	431,264
Termination following Change in Control without Cause or for Good Reason	45,701	529,317	81,794	656,812
Resignation without Good Reason following Change in Control; Termination for Death or Disability	—	—	—	—
Termination for Cause; Resignation without Good Reason	—	—	—	—
Tamer Khayal
Voluntary Termination/Retirement	—	—	—	—
Termination prior to Change in Control without Cause or for Good Reason	34,152	413,529	—	447,681
Termination following Change in Control without Cause or for Good Reason	45,536	551,372	149,509	746,417
Resignation without Good Reason following Change in Control; Termination for Death or Disability	—	—	—	—
Termination for Cause; Resignation without Good Reason	—	—	—	—
Miriam Provost
Voluntary Termination/Retirement	—	—	—	—
Termination prior to Change in Control without Cause or for Good Reason	—	164,800	—	164,800
Termination following Change in Control without Cause or for Good Reason	—	—	—	—
Resignation without Good Reason following Change in Control; Termination for Death or Disability	—	—	—	—
Termination for Cause; Resignation without Good Reason	—	—	—	—

Name	Benefit Continuation ($)(1)	Severance ($)(2)	Acceleration of Unvested Options ($)(3)	Total
Laura Damme
Voluntary Termination/Retirement	—	—	—	—
Termination prior to Change in Control without Cause or for Good Reason	—	—	—	—
Termination following Change in Control without Cause or for Good Reason	—	—	—	—
Resignation without Good Reason following Change in Control; Termination for Death or Disability	—	—	—	—
Termination for Cause; Resignation without Good Reason	—	—	—	—

(1)	Benefit continuation amounts are calculated based on the cost of premiums under our group health plans as of December 31, 2021.
(2)	Severance amounts are the amounts payable under the applicable named executive officer’s retention agreement or, in the case of Dr. Provost, her offer letter.
(3)

Acceleration of Unvested Options amounts reflect the value of stock options that would accelerate upon a termination of employment by the Company without cause or a resignation by our named executive officers for good reason in connection with or in anticipation of, or within 24 months following, a change in control. Values for equity-based awards have been determined using the closing price of a share of our common stock on December 31, 2021 ($19.16).

Non-Employee Director Compensation

The following table presents the total compensation for each person who served as a non-employee member of our Board during 2021. Other than as set forth in the table and described more fully below, we did not pay any compensation to any of the other non-employee members of our Board. Dr. Hassanein, our President and Chief Executive Officer, receives no compensation for his services as a director and, as a result, is not included in the table below. The compensation received by Dr. Hassanein for his services as an employee in the fiscal year ended December 31, 2021 is described in the “Summary Compensation Table” above and the accompanying narrative description.

Name	Fees earned or paid in cash ($)(1)	Option awards ($)(2)	Total ($)
James R. Tobin	95,000	189,963	284,963
Edward M. Basile	61,326	189,963	251,289
Thomas J. Gunderson	57,500	189,963	247,463
Edwin M. Kania, Jr.	54,176	189,963	244,139
Stephanie Lovell (3)	37,379	496,033	533,412
Merilee Raines (4)	62,054	221,809	283,863
David Weill, M.D.	52,500	189,963	242,463

(1)	The amounts reported in this column represent the aggregate cash compensation paid to each of our non-employee directors in respect of the fiscal year ended December 31, 2021.
(2)

The amounts reported in this column represent the aggregate grant date fair value of an option to purchase our common stock granted to each of our non-employee directors in the fiscal year ended December 31, 2021, computed in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. The assumptions used to value this option for this purpose are set forth in Note 10 to our financial statements filed with our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. These amounts do not represent the actual amounts paid to or realized by the director for these awards.

(3)	Ms. Lovell was appointed to the Board effective March 22, 2021.
(4)	Ms. Raines was appointed to the Board effective January 1, 2021.

Non-Employee Director Compensation Policy

We compensate our non-employee directors according to the following structure:

	Board or Committee Member	Board or Committee Chair
Annual cash retainer	$40,000	$75,000
Additional annual cash retainer for compensation committee	$7,500	$15,000
Additional annual cash retainer for governance committee	$5,000	$10,500
Additional annual cash retainer for audit committee	$10,000	$20,000

Upon appointment to the Board, each non-employee director is granted an initial grant of an option to purchase 20,250 shares of our common stock that, after a one-year cliff, vest on a monthly basis over a three-year period. Each of our non-employee directors receive an annual grant of an option to purchase 13,500 shares of our common stock, which stock options will vest in full on the first anniversary of the date of grant. Each such grant of stock options is generally subject to the non-employee director’s continued service through the vesting date, or, if earlier, upon the director’s death or disability or a change in control.

Our director compensation program is reviewed by our Compensation Committee periodically based on input from its independent compensation consultant, most recently in early 2021. In early 2021, our Compensation Committee reviewed peer group and other market data relating to non-employee director compensation, as well as the value of stock options delivered pursuant to annual and sign-on awards. Following this review, our Compensation Committee recommended, and our Board of Directors approved, an increase in the number of shares of our common stock subject to our initial and annual stock option grants from 18,000 and 9,000 shares, respectively, to 20,250 and 13,500 shares, respectively.

As of December 31, 2021, our non-employee directors held options to purchase the number of shares of common stock set forth in the table below.

Name	Shares Subject to Outstanding Options
James R. Tobin	29,434
Edward M. Basile	48,719
Thomas J. Gunderson	48,719
Edwin M. Kania, Jr.	13,500
Stephanie Lovell	20,250
Merilee Raines	20,250
David Weill, M.D.	51,079

REPORT OF THE AUDIT COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

We operate in accordance with a written charter adopted by our Board and reviewed annually by the audit committee. We are responsible for overseeing the quality and integrity of TransMedics Group, Inc.’s accounting, auditing and financial reporting practices and internal controls. In accordance with the rules of the SEC and Nasdaq, the audit committee is composed entirely of members who are independent, as defined by the listing standards of Nasdaq and TransMedics Group, Inc.’s Corporate Governance Guidelines. Further, our Board has determined that three of our members (Mr. Kania, Ms. Raines and Mr. Gunderson) are audit committee financial experts as defined by the rules of the SEC.

The audit committee met five times during fiscal 2021 with TransMedics Group, Inc.’s management and PricewaterhouseCoopers LLP, or PwC, TransMedics Group, Inc.’s independent registered public accounting firm, including, but not limited to, meetings held to review and discuss the annual audited and quarterly financial statements and the Company’s earnings press releases.

We believe that we fully discharged our oversight responsibilities as described in our charter, including with respect to the audit process. We reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2021, with management and PwC. Management has the responsibility for the preparation of TransMedics Group Inc.’s financial statements and the effectiveness of internal control over financial reporting and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations, and PwC has the responsibility for the audit of the Company’s financial statements. The Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Public Company Accounting Oversight Board, or PCAOB, Auditing Standard No. 1301 and the SEC. We received the written disclosures and the letter from PwC pursuant to Rule 3526, Communication with Audit Committees Concerning Independence, of the PCAOB, concerning any relationships between PwC and TransMedics Group, Inc. and the potential effects of any disclosed relationships on PwC’s independence, and discussed with PwC its independence. We reviewed with PwC their audit plans, audit scope, identification of audit risks and their audit efforts, and discussed and reviewed the results of PwC’s examination of TransMedics Group, Inc.’s financial statements both with and without management.

The Audit Committee considered any fees paid to PricewaterhouseCoopers LLP for the provision of non-audit related services and does not believe that these fees compromise PricewaterhouseCoopers LLP’s independence in performing the audit.

Based on these reviews and discussions with management and PwC, we approved the inclusion of TransMedics Group, Inc.’s audited financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC. We also have selected PwC as the independent registered public accounting firm for the fiscal year ended December 31, 2022, subject to ratification by TransMedics Group, Inc.’s shareholders.

Audit Committee Merilee Raines (Chair) Edwin M. Kania, Jr. Edward M. Basile Thomas J. Gunderson

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following is a description of transactions since January 1, 2021 to which we have been a participant in which the amount involved, exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Officer and Director Compensation.”

Investor Rights Agreement

We are a party to an amended and restated investor rights agreement, dated as of May 6, 2019, or the Investor Rights Agreement, with holders of our common stock, including some of our directors and 5% shareholders and their affiliates and entities affiliated with our officers and directors. The Investor Rights Agreement provides these holders the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing. In addition, under the Investor Rights Agreement, certain holders of warrants to purchase shares of our common stock following exercise of the warrants have, with respect to the shares acquired on exercise of the warrants, the same rights to require us to register those shares as the other investor parties to the Investor Rights Agreement.

Employment Arrangements

Dr. Amira Hassanein, the sister of Dr. Waleed Hassanein, our President and Chief Executive Officer, is employed by us as Product Director for OCS Lung Program and reports to our Chief Commercial Officer. Her compensation, including salary and bonus, earned in the fiscal year ended December 31, 2021 was $395,894, consistent with other employees at her level and responsibility. She also participated and currently participates in company benefit plans generally available to similarly situated employees.

Director and Officer Indemnification and Directors’ and Officers’ Liability Insurance

Our restated articles of organization provide that we will indemnify our directors and officers to the fullest extent permitted by Massachusetts law. In addition, we have entered into indemnification agreements with our directors and officers. We also maintain a general liability insurance policy, which covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors or officers.

Related Person Transaction Policy

Our board of directors has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related person had, has or will have a direct or indirect material interest, including without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. Other than payment of compensation to Dr. Amira Hassanein for the fiscal year ended December 31, 2021, all of the transactions described in this section occurred prior to the adoption of this policy.

PROPOSAL 5

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

In accordance with its charter, the audit committee of our Board has selected the firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, to be the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022, and our Board is asking shareholders (on a non-binding advisory basis) to ratify that appointment. We are not required to have the shareholders ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. We nonetheless are doing so because we believe it is a matter of good corporate practice. If the shareholders do not ratify the appointment, the audit committee will reconsider the retention of PricewaterhouseCoopers LLP, but ultimately may decide to retain PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. Even if the appointment is ratified, the audit committee, in its discretion, may change the appointment at any time if it determines that such a change would be in the best interests of the Company and its shareholders.

Before selecting PricewaterhouseCoopers LLP, the audit committee carefully considered that firm’s qualifications as an independent registered public accounting firm for the Company. This included a review of its performance in prior years, including the firm’s efficiency, integrity and competence in the fields of accounting and auditing. The audit committee has expressed its satisfaction with PricewaterhouseCoopers LLP in all of these respects.

PricewaterhouseCoopers LLP served as independent registered public accounting firm for the Company with respect to the audit of the Company’s consolidated financial statements for 2021 and has been engaged by the Company’s audit committee to serve as independent registered public accounting firm for the Company with respect to the audit of the Company’s consolidated financial statements for 2022. Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Fees and Services

Audit and other fees billed to us by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2021 and December 31, 2020 are as follows:

	2021	2020
Audit Fees	$1,310,000	$910,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	2,956	2,756
Total	$1,312,956	$912,756

Audit Fees. Audit fees consist of fees billed for professional services performed by PricewaterhouseCoopers LLP for the audit of our annual financial statements, the review of interim financial statements and related services that are normally provided in connection with registration statements. Audit fees for 2021 include professional fees in connection with an audit of our 2021 financial statements and registration statement on Form S-8. Audit fees for 2020 include fees for professional services rendered in connection with our follow-on offering registration statement on Form S-3, and professional fees in connection with an audit of our 200 financial statements.

Audit-Related Fees. Audit-related fees may consist of fees billed by an independent registered public accounting firm for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements. There were no such fees incurred in 2021 or 2020.

Tax Fees. Tax fees may consist of fees for professional services, including tax consulting and compliance performed by an independent registered public accounting firm. There were no such fees incurred in 2021 or 2020.

All Other Fees. All other fees consist of fees related to a subscription to online research and disclosure software.

Pre-Approval by Audit Committee of Principal Accountant Services.

The audit committee of our Board (or a member of the audit committee acting under authority delegated to him or her by the audit committee) approves in advance all services proposed to be performed for the Company or its subsidiaries by any independent registered public accounting firm that performs (or proposes to perform) audit, review or attest services for the Company or its subsidiaries. Under these Exchange Act rules, the requirement for advance audit committee approval of services (other than audit, review or attest services) is waived if they were not recognized to be non-audit services at the time that the independent registered public accounting firm was engaged to provide those services, and certain other conditions are satisfied. None of the fees for professional services rendered in connection with our registration statement on Form S-3, and amendments thereto, that were covered by the fees described above were performed without the prior approval of the audit committee (or the prior approval of a member of the audit committee acting under delegated authority) in reliance upon this waiver provision of the Exchange Act rules.

Required Vote of Shareholders

The affirmative vote of a majority of the votes cast by holders of shares of common stock who are present by remote communication or by proxy at a meeting at which a quorum is present is required (on a non-binding advisory basis) to ratify the appointment of PricewaterhouseCoopers LLP.

Our Board recommends that you vote FOR the proposal to ratify PricewaterhouseCoopers LLP as the Company’s registered independent public accounting firm for 2022 (Proposal 5).

SHAREHOLDER PROPOSALS FOR 2023 ANNUAL MEETING

Requirements for Shareholder Proposals to be Considered for Inclusion in our Proxy Materials. To be considered for inclusion in next year’s proxy statement, shareholder proposals pursuant to Rule 14a-8 under the Exchange Act must be received by our Corporate Secretary, at TransMedics Group, Inc., 200 Minuteman Road, Suite 302, Andover, MA 01810 no later than December 21, 2022, which is 120 days prior to April 20, 2023.

Requirements for Shareholder Proposals or Director Nominations to be Brought Before an Annual Meeting. Our amended and restated bylaws provide that, for shareholder nominations to our Board or other proposals to be considered at an annual meeting, the shareholder must have given timely notice thereof in writing to the Corporate Secretary, at TransMedics Group, Inc., 200 Minuteman Road, Suite 302, Andover, MA 01810. To be timely for the 2023 annual meeting, the shareholder’s notice must be delivered to or mailed and received by us not before February 1, 2023 or after March 3, 2023, which is not more than one hundred twenty (120) days, and not less than ninety (90) days before the anniversary date of the preceding annual meeting, except that if the 2023 annual meeting of shareholders is more than thirty (30) days before or after the anniversary date of the previous year’s annual meeting, we must receive the notice not later than sixty (60) days prior to the 2023 annual meeting date. Such notice must provide the information required by our amended and restated bylaws with respect to each matter the shareholder proposes to bring before the 2023 annual meeting.

ANNUAL REPORT

Upon written request, the Company will provide without charge to each shareholder who does not otherwise receive a copy of the Company’s annual report to shareholders a copy of the Company’s Annual Report on Form 10-K which was required to be filed with the SEC for the fiscal year ended December 31, 2021. Please address all requests to:

Stephen Gordon, Corporate Secretary

TransMedics Group, Inc.

200 Minuteman Road, Suite 302

Andover, MA 01810

HOUSEHOLDING OF PROXY MATERIALS

SEC rules concerning the delivery of annual disclosure documents allow us or your broker to send a single notice or, if applicable, a single set of our proxy materials to any household at which two or more of our shareholders reside, if we or your broker believe that the shareholders are members of the same family, unless we have received contrary instructions from one or more of the shareholders. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our notices, annual reports, proxy statements and information statements.

We will undertake to deliver promptly, upon written or oral request, a separate copy to a shareholder at a shared address to which a single copy of the notice or proxy materials was delivered. You may make a written or oral request by sending a notification to our Corporate Secretary at the address above, providing your name, your shared address, and the address to which we should direct the additional copy of the notice or proxy materials. Multiple shareholders sharing an address who have received one copy of a mailing and would prefer us to mail each shareholder a separate copy of future mailings should contact us at our principal executive offices. Additionally, if current shareholders with a shared address received multiple copies of a mailing and would prefer us to mail one copy of future mailings to shareholders at the shared address, notification of that request may also be made through our principal executive offices. Shareholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

APPENDIX A

TRANSMEDICS GROUP, INC.

AMENDED AND RESTATED 2019 STOCK INCENTIVE PLAN

(as amended through April [    ], 2022)

1.	DEFINED TERMS

Exhibit A, which is incorporated by reference, defines certain terms used in the Plan and sets forth operational rules related to those terms.

2.	PURPOSE

The Plan is intended to advance the interests of the Company by providing for the grant to Participants of Stock and Stock-based Awards. The purposes of the Plan are to attract, retain, and reward key Employees and Directors of, and consultants and advisors to, the Company and its subsidiaries, to incentivize them to generate stockholder value, to enable them to participate in the growth of the Company and to align their interests with the interests of the Company’s stockholders.

3.	ADMINISTRATION

The Plan will be administered by the Administrator. The Administrator has discretionary authority, subject only to the express provisions of the Plan, to administer and interpret the Plan and any Award; to determine eligibility for and grant Awards; to determine the exercise price, base value from which appreciation is measured, or purchase price, if any, applicable to any Award; to determine, modify or waive the terms and conditions of any Award; to determine the form of settlement of Awards (whether in cash, shares of Stock, other Awards, or other property); to prescribe forms, rules and procedures relating to the Plan and Awards; and to otherwise do all things necessary or desirable to carry out the purposes of the Plan or any Award. Determinations of the Administrator made with respect to the Plan or any Award are conclusive and bind all persons.

4.	LIMITS ON AWARDS UNDER THE PLAN

(a)    Number of Shares. Subject to adjustment as provided in Section 7(b), the number of shares of Stock that may be issued in satisfaction of Awards under the Plan is (i) 5,455,675 shares of Stock (inclusive of 4,939,223 shares of Stock subject to Awards outstanding under the Plan as of April [    ], 2022), plus (ii) the number of shares of Stock underlying awards under the Prior Plan (which will not exceed 516,452 shares) that on or after April [    ], 2022 expire or are terminated, surrendered or cancelled without the delivery of shares of Stock, are forfeited to, or repurchased by, the Company, or otherwise become available again for grant under the Prior Plan, in each case, in accordance with its terms (collectively, the “Share Pool”). Up to 5,455,675 of the shares of Stock from the Share Pool may be issued in satisfaction of ISOs, but nothing in this Section 4(a) will be construed as requiring that any, or any fixed number of, ISOs be granted under the Plan. For purposes of this Section 4(a), the number of shares of Stock issued in satisfaction of Awards will be determined (i) by including shares of Stock withheld by the Company in payment of the exercise price or purchase price of the Award or in satisfaction of tax withholding requirements with respect to the Award, (ii) by including the full number of shares covered by a SAR any portion of which is settled in Stock (and not only the number of shares of Stock delivered in settlement), and (iii) by excluding any shares of Stock underlying Awards settled in cash or that expire, become unexercisable, terminate or are forfeited to or repurchased by the Company without the issuance of Stock. For the avoidance of doubt, the number of shares of Stock available for delivery under the Plan will not be increased by any shares of Stock delivered under the Plan that are subsequently repurchased using proceeds directly attributable to Stock Option exercises. The limits set forth in this Section 4(a) will be construed to comply with the applicable requirements of Section 422.

(b)    Substitute Awards. The Administrator may grant Substitute Awards under the Plan. To the extent consistent with the requirements of Section 422 and the regulations thereunder and other applicable legal requirements (including applicable stock exchange requirements), shares of Stock issued in respect of Substitute Awards will be in addition to and will not reduce the Share Pool, but, notwithstanding anything in Section 4(a) to the contrary, if any Substitute Award is settled in cash or expires, becomes unexercisable, terminates or is forfeited to or repurchased by the Company, in each case, without the issuance (or retention (in the case of Restricted Stock)) of Stock, the shares of Stock previously subject to such Award will not increase the Share Pool or otherwise be available for future issuance under the Plan. .

(c)    Type of Shares. The shares of Stock issued under the Plan may be shares of authorized but unissued Stock, treasury Stock, or Stock acquired in an open-market transaction. No fractional shares of Stock will be issued under the Plan.

(d)    Director Limits. Notwithstanding the foregoing limits, the aggregate value of all compensation granted or paid to any Director with respect to the calendar year in which such Director is first elected or appointed to the Board, including Awards granted under the Plan and cash fees or other compensation paid by the Company to such Director outside of the Plan, in each case, for his or her services as a Director during such calendar year, may not exceed $1,000,000 in the aggregate, calculating the value of any Awards based on the grant date fair value in accordance with the Accounting Rules and assuming maximum payout levels. In addition, the aggregate value of all compensation granted or paid to any Director with respect to any other calendar year, including Awards granted under the Plan and cash fees or other compensation paid by the Company to such Director outside of the Plan, in each case, for his or her services as a Director during such calendar year, may not exceed $750,000 in the aggregate, calculating the value of any Awards based on the grant date fair value in accordance with the Accounting Rules and assuming maximum payout levels. The Administrator may make exceptions to this limit for individual Directors in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the Director receiving such additional compensation may not participate in the decision to award such compensation.

5.	ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among key Employees and Directors of, and consultants and advisors to, the Company and its subsidiaries. Eligibility for ISOs is limited to employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code. Eligibility for NSOs and SARs is limited to individuals who are providing direct services on the date of grant of the Award to the Company or to a subsidiary of the Company that would be described in the first sentence of Section 1.409A-1(b)(5)(iii)(E) of the Treasury Regulations.

6.	RULES APPLICABLE TO AWARDS

(a)    All Awards.

(1)    Award Provisions. The Administrator will determine the terms and conditions of all Awards, subject to the limitations provided herein. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant will be deemed to have agreed to the terms and conditions of the Award and the Plan. Notwithstanding any provision of the Plan to the contrary, Substitute Awards may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2)    Term of Plan. No Awards may be made after June 1, 2032, but previously granted Awards may continue beyond that date in accordance with their terms.

(3)    Transferability. Neither ISOs nor, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), other Awards may be transferred other than by will or by the laws of descent and distribution. During a Participant’s lifetime, ISOs and, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), SARs and NSOs may be exercised only by the Participant. The Administrator may permit the transfer of Awards other than ISOs, subject to applicable securities and other laws and such terms and conditions as the Administrator may determine.

(4)    Vesting; Exercisability. The Administrator will determine the time or times at which an Award vests or becomes exercisable and the terms and conditions on which a Stock Option or SAR remains exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting and/or exercisability of an Award (or any portion thereof), regardless of any adverse or potentially adverse tax or other consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, however, the following rules will apply if a Participant’s Employment ceases:

(A)    Except as provided in (B) and (C) below, immediately upon the cessation of the Participant’s Employment, each Stock Option and SAR (or portion thereof) that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate, and each other Award that is then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not then vested, will be forfeited.

(B)    Subject to (C) and (D) below, each vested and unexercised Stock Option and SAR (or portion thereof) held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months following such cessation of Employment or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(C)    Subject to (D) below, each vested and unexercised Stock Option and SAR (or portion thereof) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment due to his or her death, to the extent then exercisable, will remain exercisable for the lesser of (i) the one-year period ending on the first anniversary of the Participant’s death or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(D)    All Awards (whether or not vested or exercisable) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation of Employment if the termination is for Cause or occurs in circumstances that in the determination of the Administrator would have constituted grounds for the Participant’s Employment to be terminated for Cause (in each case, without regard to the lapsing of any required notice or cure periods in connection therewith).

(5)    Recovery of Compensation. The Administrator may provide in any case that any outstanding Award (whether or not vested or exercisable), the proceeds from the exercise or disposition of any Award or Stock acquired under any Award, and any other amounts received in respect of any Award or Stock acquired under any Award will be subject to forfeiture and disgorgement to the Company, with interest and other related earnings, if the Participant to whom the Award was granted is not in compliance with any provision of the Plan or any applicable Award, any non-competition, non-solicitation, no-hire, non-disparagement, confidentiality, invention assignment, or other restrictive covenant by which he or she is bound. Each Award shall be subject to any policy of the Company or any of its subsidiaries that provides for forfeiture, disgorgement or clawback with respect to incentive compensation that includes Awards under the Plan and shall be subject to forfeiture and disgorgement to the extent required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Exchange Act. Each Participant, by accepting or being deemed to have accepted an Award under the Plan, agrees (or will be deemed to have agreed) to cooperate fully with the Administrator, and to cause any and all permitted transferees of the Participant to cooperate fully with the Administrator, to effectuate any forfeiture or disgorgement described in this Section 6(a)(5). Neither the Administrator nor the

Company nor any other person, other than the Participant and his or her permitted transferees, if any, will be responsible for any adverse tax or other consequences to a Participant or his or her permitted transferees, if any, that may arise in connection with this Section 6(a)(5).

(6)    Taxes. The issuance, delivery, vesting, and retention of Stock, cash or other property under an Award are conditioned upon the full satisfaction by the Participant of all tax and other withholding requirements with respect to the Award. The Administrator will prescribe such rules for the withholding of taxes and other amounts with respect to any Award as it deems necessary. The Administrator may hold back shares of Stock from an Award or permit a Participant to tender previously-owned shares of Stock in satisfaction of tax or other withholding requirements (but not in excess of the maximum withholding amount consistent with the Award being subject to equity accounting treatment under the Accounting Rules). Any amounts withheld pursuant to this Section 6(a)(6) will be treated as though such payment had been made directly to the Participant.

(7)    Dividend Equivalents. The Administrator may provide for the payment of amounts, on such terms and subject to conditions established by the Administrator, in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award (other than an Option or a SAR, except as contemplated by Section 7 of the Plan), whether or not the holder of such Award is otherwise entitled to share in the actual dividend or distribution in respect of such Award; provided, however, that dividends or dividend equivalents relating to an Award that, at the dividend payment date, remains subject to a risk of forfeiture (whether service-based or performance-based) shall be subject to the same risk of forfeiture as applies to the underlying Award and in no event shall such dividends or dividend equivalents be paid unless and until such Award vests and becomes payable. Subject to Section 6(a)(10), any entitlement to dividend equivalents or similar entitlements will be established and administered either consistent with an exemption from, or in compliance with, the applicable requirements of Section 409A. Dividends and dividend equivalent amounts payable in respect of Awards that are subject to restrictions may be subject to such limitations or restrictions as the Administrator may impose.

(8)    Rights Limited. Nothing in the Plan or any Award will be construed as giving any person the right to be granted an Award or to continued employment or service with the Company or any of its subsidiaries, or any rights as a stockholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in any Award will not constitute an element of damages in the event of a termination of a Participant’s Employment for any reason, even if the termination is in violation of an obligation of the Company or any of its subsidiaries to the Participant.

(9)    Coordination with Other Plans. Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or any of its subsidiaries. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or any of its subsidiaries may be settled in shares of Stock (including, without limitation, Unrestricted Stock) under the Plan if the Administrator so determines, in which case the shares will be treated as issued under the Plan (and will reduce the Share Pool in accordance with the rules set forth in Section 4).

(10)    Section 409A.

(A)    Without limiting the generality of Section 11(b), each Award will contain such terms as the Administrator determines and will be construed and administered such that the Award either qualifies for an exemption from the requirements of Section 409A or satisfies such requirements.

(B)    If a Participant is determined on the date of the Participant’s termination of Employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then, with regard to any payment that is considered nonqualified deferred compensation under Section 409A, to the extent applicable, payable on account of a “separation from service”, such payment will be made or provided on the date that is the earlier of (i) the first business day following the expiration of the six-month period measured from the date of such “separation from service” and (ii) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 6(a)(10)(B) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) will be paid on the first business day following the expiration of the Delay Period in a lump sum and any remaining payments due under the Award will be paid in accordance with the normal payment dates specified for them in the applicable Award agreement.

(C)    With regard to any payment considered to be nonqualified deferred compensation under Section 409A, to the extent applicable, that is payable upon a change in control of the Company or other similar event, to the extent required to avoid the imposition of any additional tax, interest, or penalty under Section 409A, no amount will be payable unless such change in control constitutes a “change in control event” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations.

(D)    For purposes of Section 409A, each payment made under the Plan will be treated as a separate payment.

(b)    Stock Options and SARs.

(1)    Time and Manner of Exercise. Unless the Administrator expressly provides otherwise, no Stock Option or SAR will be considered to have been exercised until the Administrator receives a notice of exercise in a form acceptable to the Administrator that is signed by the appropriate person and accompanied by any payment required under the Award. Any attempt to exercise a Stock Option or SAR by any person other than the Participant will not be given effect unless the Administrator has received such evidence as it may require that the person exercising the Award has the right to do so.

(2)    Exercise Price. The exercise price (or the base value from which appreciation is to be measured) per share of each Award requiring exercise must be no less than 100% (in the case of an ISO granted to a 10-percent stockholder within the meaning of Section 422(b)(6) of the Code, 110%) of the Fair Market Value of a share of Stock, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant.

(3)    Payment of Exercise Price. Where the exercise of an Award (or portion thereof) is to be accompanied by a payment, payment of the exercise price must be made by cash or check acceptable to the Administrator or, if so permitted by the Administrator and if legally permissible, (i) through the delivery of previously acquired unrestricted shares of Stock, or the withholding of unrestricted shares of Stock otherwise issuable upon exercise, in either case, that have a Fair Market Value equal to the exercise price; (ii) through a broker-assisted cashless exercise program acceptable to the Administrator; (iii) by other means acceptable to the Administrator; or (iv) by any combination of the foregoing permissible forms of payment. The delivery of previously acquired shares in payment of the exercise price under clause (i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

(4)    Maximum Term. The maximum term of Stock Options and SARs must not exceed 10 years from the date of grant (or five years from the date of grant in the case of an ISO granted to a 10-percent stockholder described in Section 6(b)(2)).

(5)    Repricing. Except in connection with a corporate transaction involving the Company (which term includes, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split up, spin-off, combination or exchange of shares) or as otherwise contemplated by Section 7 below, the Company may not, without obtaining stockholder approval, (i) amend the terms of outstanding Stock Options or SARs to reduce the exercise price or base value of such Stock Options or SARs; (ii) cancel outstanding Stock Options or SARs in exchange for Stock Options or SARs with an exercise price or base value that is less than the exercise price or base value of the original Stock Options or SARs; or

(iii) cancel outstanding Stock Options or SARs that have an exercise price or base value greater than the Fair Market Value of a share of Stock on the date of such cancellation in exchange for cash or other consideration.

7.	EFFECT OF CERTAIN TRANSACTIONS

(a)    Covered Transactions. Except as otherwise expressly provided in an Award agreement or by the Administrator, the following provisions will apply in the event of a Covered Transaction:

(1)    Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may provide for (i) the assumption or continuation of some or all outstanding Awards or any portion thereof or (ii) the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

(2)    Cash-Out of Awards. Subject to Section 7(a)(5), the Administrator may provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof (including only the vested portion thereof), equal in the case of each applicable Award or portion thereof to the excess, if any, of (i) the Fair Market Value of a share of Stock multiplied by the number of shares of Stock subject to the Award or such portion, minus (ii) the aggregate exercise or purchase price, if any, of such Award or portion (or, in the case of a SAR, the aggregate base value above which appreciation is measured), in each case, on such payment and other terms and subject to such conditions (which need not be the same as the terms and conditions applicable to holders of Stock generally ) as the Administrator determines, including that any amounts paid in respect of such Award in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate. For the avoidance of doubt, if the per share exercise or purchase price (or base value) of an Award or portion thereof is equal to or greater than the Fair Market Value of one share of Stock, such Award or portion may be cancelled with no payment due hereunder or otherwise in respect thereof.

(3)    Acceleration of Certain Awards. Subject to Section 7(a)(5), the Administrator may provide that any Award requiring exercise will become exercisable, in full or in part, and/or that the issuance of any shares of Stock remaining issuable under any outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated, in full or in part, in each case, on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following the exercise of the Award or the issuance of the shares, as the case may be, to participate as a stockholder in the Covered Transaction.

(4)    Termination of Awards upon Consummation of Covered Transaction. Except as the Administrator may otherwise determine, each Award will automatically terminate (and in the case of outstanding shares of Restricted Stock, will automatically be forfeited) immediately upon the consummation of the Covered Transaction, other than (i) any Award that is assumed, continued or substituted for pursuant to Section 7(a)(1) and (ii) any Award that by its terms, or as a result of action taken by the Administrator, continues following the Covered Transaction.

(5)    Additional Limitations. Any share of Stock and any cash or other property delivered pursuant to Section 7(a)(2) or Section 7(a)(3) with respect to an Award may, in the discretion of the Administrator, contain such limitations or restrictions, if any, as the Administrator deems appropriate, including to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. For purposes of the immediately preceding sentence, a cash-out under Section 7(a)(2) or an acceleration under Section 7(a)(3) will not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition. In the case of Restricted Stock that does not vest and is not forfeited in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(6)    Uniform Treatment. For the avoidance of doubt, the Administrator need not treat Participants or Awards (or portions thereof) in a uniform matter, and may treat different Participants and/or Awards differently, in connection with a Covered Transaction.

(b)    Changes in and Distributions with Respect to Stock.

(1)    Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of the Accounting Rules, the Administrator will make appropriate adjustments to the maximum number of shares of Stock specified in Section 4(a) that may be issued under the Plan, the number and kind of shares of stock or securities underlying Awards then outstanding or subsequently granted, any exercise or purchase prices (or base values) relating to Awards and any other provision of Awards affected by such change.

(2)    Certain Other Adjustments. The Administrator may also make adjustments of the type described in Section 7(b)(1) to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan or any Award.

(3)    Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.	LEGAL CONDITIONS ON THE ISSUANCE OF STOCK

The Company will not be obligated to issue any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously issued under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of issuance listed on any stock exchange or national market system, the shares to be issued have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. The Company may require, as a condition to the exercise of an Award or the issuance of shares of Stock under an Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act of 1933, as amended, or any applicable state or non-U.S. securities law. Any Stock issued under the Plan will be evidenced in such manner as the Administrator determines appropriate, including book-entry registration or delivery of stock certificates. In the event that the Administrator determines that stock certificates will be issued in connection with Stock issued under the Plan, the Administrator may require that such certificates bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending the lapse of the applicable restrictions.

9.	AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by applicable law, and may at any time terminate the Plan as to any future grants of Awards; provided that, except as otherwise expressly provided in the Plan or the applicable Award, the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to materially and adversely affect the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do in the Plan or at the time the applicable Award was granted. Any amendments to the Plan will be conditioned upon stockholder approval only to the extent, if any, such approval is required by applicable law (including the Code) or stock exchange requirements, as determined by the Administrator. For the avoidance of doubt, no adjustment to any Award pursuant to the terms of Section 7 will be treated as an amendment to such Award requiring a Participant’s consent.

10.	OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not affect the right of the Company or any of its subsidiaries to grant any person bonuses or other compensation in addition to Awards under the Plan.

11.	MISCELLANEOUS

(a)    Waiver of Jury Trial. By accepting or being deemed to have accepted an Award under the Plan, each Participant waives (or will be deemed to have waived), to the maximum extent permitted under applicable law, any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan or any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees (or will be deemed to have agreed) that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By accepting or being deemed to have accepted an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding, or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit any dispute arising under the terms of the Plan or any Award to binding arbitration or as limiting the ability of the Company to require any individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder.

(b)    Limitation of Liability. Notwithstanding anything to the contrary in the Plan or any Award, neither the Company, nor any of its subsidiaries, nor the Administrator, nor any person acting on behalf of the Company, any of its subsidiaries, or the Administrator, will be liable to any Participant, to any permitted transferee, to the estate or beneficiary of any Participant or any permitted transferee, or to any other person by reason of any acceleration of income, any additional tax, or any penalty, interest or other liability asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to any Award.

(c)    Unfunded Plan. The Company’s obligations under the Plan are unfunded, and no Participant will have any right to specific assets of the Company in respect of any Award. Participants will be general unsecured creditors of the Company with respect to any amounts due or payable under the Plan.

(d)    Section 162(m). Awards granted pursuant to the Plan are intended to be eligible for exemption from the limitations of Section 162(m) of the Code by reason of the post-initial public offering transition relief set forth in Section 1.162-27(f) of the Treasury Regulations.

12.	ESTABLISHMENT OF SUB-PLANS

The Administrator may at any time and from time to time establish one or more sub-plans under the Plan (for local law compliance purposes or other purposes or administrative reasons determined by the Administrator) by adopting supplements to the Plan containing, in each case, (i) such limitations on the Administrator’s discretion under the Plan and (ii) such additional terms and conditions, as the Administrator deems necessary or desirable. Each supplement so established will be deemed to be part of the Plan but will apply only to Participants within the group to which the supplement applies (as determined by the Administrator).

13.	GOVERNING LAW

(a)    Certain Requirements of Corporate Law. Awards and shares of Stock will be granted, issued and administered consistent with the requirements of applicable Massachusetts law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case, as determined by the Administrator.

(b)    Other Matters. Except as otherwise provided by the express terms of an Award agreement or under a sub-plan described in Section 12, the domestic substantive laws of the Commonwealth of Massachusetts govern the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of or based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof, without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(c)    Jurisdiction. By accepting (or being deemed to have accepted) an Award, each Participant agrees or will be deemed to have agreed to (i) submit irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Massachusetts for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Award; (ii) not commence any suit, action or other proceeding arising out of or based upon the Plan or any Award, except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Massachusetts; and (iii) waive, and not assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that he or she is not subject personally to the jurisdiction of the above-named courts that his or her property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or any Award or the subject matter thereof may not be enforced in or by such court.

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EXHIBIT A

Definitions

The following terms, when used in the Plan, have the meanings and are subject to the provisions set forth below:

“Accounting Rules”: Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor provision.

“Administrator”: The Compensation Committee, except with respect to such matters that are not delegated to the Compensation Committee by the Board (whether pursuant to committee charter or otherwise). The Compensation Committee (or the Board, with respect to such matters over which it retains authority under the Plan or otherwise) may delegate (i) to one or more of its members (or one or more other members of the Board) such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant Awards to the extent permitted by applicable law; and (iii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. For purposes of the Plan, the term “Administrator” will include the Board, the Compensation Committee, and the person or persons delegated authority under the Plan to the extent of such delegation, as applicable.

“Award”: Any or a combination of the following:

(1)	Stock Options.

(2)	SARs.

(3)	Restricted Stock.

(4)	Unrestricted Stock.

(5)	Stock Units, including Restricted Stock Units.

(6)	Performance Awards.

(7)	Awards (other than Awards described in (1) through (6) above) that are convertible into or otherwise based on Stock.

“Beneficiary”: In the event of a Participant’s death, the beneficiary named in the written designation (in a form acceptable to the Administrator) most recently filed with the Administrator by the Participant prior to his or her death and not subsequently revoked, or, if there is no such designated beneficiary, the executor or administrator of the Participant’s estate. An effective beneficiary designation will be treated as having been revoked only upon receipt by the Administrator, prior to the Participant’s death, of an instrument of revocation in a form acceptable to the Administrator.

“Board”: The Board of Directors of the Company.

“Cause”: In the case of any Participant who is party to an offer letter or employment, retention or severance-benefit agreement that contains a definition of “Cause,” the definition set forth in such letter or agreement applies with respect to such Participant for purposes of the Plan for so long as such letter or agreement is in effect. In every other case, “Cause” means, as determined by the Administrator, (i) a substantial failure of the Participant to perform the Participant’s duties and responsibilities to the Company or any of its subsidiaries or substantial negligence in the performance of such duties and responsibilities; (ii) the commission by the Participant of a felony or a crime involving moral turpitude; (iii) the commission by the Participant of theft, fraud, embezzlement, material breach of trust or any material act of dishonesty involving the Company or any of its subsidiaries; (iv) a significant violation by the Participant of the code of conduct of the Company or any of its subsidiaries of any material policy of the Company or any of its subsidiaries, or of any statutory or common law duty of loyalty to the Company or any of its subsidiaries; (v) material breach of any of the terms of the Plan or any Award made under the Plan, or of the terms of any other agreement between the Company or any of its subsidiaries and the Participant; or (vi) other conduct by the Participant that could be expected to be harmful to the business, interests or reputation of the Company.

“Change in Control”: means, as determined by the Administrator, one of the following events or occurrences, provided that such event or occurrence is also a “change in control event” within the meaning of Section 409A, to the extent required to comply with Section 409A:

(1)

the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then outstanding shares of Stock (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (1), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for Stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), or (ii) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (3) of this definition;

(2)

such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on April [    ], 2022 or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(3)

the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and the combined voting power of the then outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; and (ii) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then outstanding shares of common stock of the

Acquiring Corporation, or of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination).

“Code”: The U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Company”: TransMedics Group, Inc., a Massachusetts corporation.

“Compensation Committee”: The Compensation Committee of the Board.

“Covered Transaction”: Any of (i) a consolidation, merger or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then-outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert; (ii) a sale or transfer of all or substantially all the Company’s assets; (iii) a Change in Control; or (iv) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction will be deemed to have occurred upon consummation of the tender offer.

“Director”: A member of the Board who is not an Employee.

“Disability”: With respect to any Participant, a condition or impairment that would entitle the Participant to receive disability benefits under the Company’s long-term disability policy as in effect at the relevant time (if the Participant participated in such policy).

“Employee”: Any person who is employed by the Company or any of its subsidiaries.

“Employment”: A Participant’s employment or other service relationship with the Company or any of its subsidiaries. Employment will be deemed to continue, unless the Administrator otherwise determines, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to, the Company or any of its subsidiaries. If a Participant’s employment or other service relationship is with any subsidiary of the Company and that entity ceases to be a subsidiary of the Company, the Participant’s Employment will be deemed to have terminated when the entity ceases to be a subsidiary of the Company unless the Participant transfers Employment to the Company or one of its remaining subsidiaries. Notwithstanding the foregoing, in construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” (subject to Section 409A) upon a termination or cessation of Employment, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms will be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations, after giving effect to the presumptions contained therein) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election will be deemed a part of the Plan.

“Exchange Act”: The Securities Exchange Act of 1934, as amended.

“Fair Market Value”: As of a particular date, (i) the closing price for a share of Stock reported on the Nasdaq Global Market (or any other national securities exchange on which the Stock is then listed) on that date or, if no closing price is reported for that date, the closing price on the immediately preceding date on which a closing price was reported or (ii) in the event that the Stock is not traded on a national securities exchange, the fair market value of a share of Stock determined by the Administrator consistent with the rules of Section 422 and Section 409A to the extent applicable.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422. Each Stock Option granted pursuant to the Plan will be treated as providing by its terms that it is to be an NSO unless, as of the date of grant, it is expressly designated as an ISO in the applicable Award agreement.

“NSO”: A Stock Option that is not intended to be an “incentive stock option” within the meaning of Section 422.

“Participant”: A person who is granted an Award under the Plan.

“Performance Award”: An Award subject to performance-vesting conditions, which may include Performance Criteria.

“Performance Criteria”: Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting, or full enjoyment of an Award. A Performance Criterion and any targets with respect thereto need not be based upon an increase, a positive or improved result, or avoidance of loss and may be applied to a Participant individually, to a business unit or division of the Company or to the Company as a whole and may relate to any or any combination of the following or any other criterion or criteria determined by the Administrator (measured either absolutely or comparatively (including, without limitation, by reference to an index or indices or the performance of one or more companies) and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof and subject to such adjustments, if any, as the Administrator specifies): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings; or strategic business criteria, consisting of one or more objectives based on: meeting specified market penetration or value added, product development or introduction (including, without limitation, any clinical trial accomplishments, regulatory or other filings or approvals, or other product development milestones), geographic business expansion, cost targets, cost reductions or savings, customer satisfaction, operating efficiency, acquisition or retention, employee satisfaction, information technology, corporate development (including, without limitation, licenses, innovation, research or establishment of third-party collaborations), manufacturing or process development, legal compliance or risk reduction, or patent application or issuance goals. A Performance Criterion may also be based on individual performance and/or subjective performance criteria not listed above. The Administrator may provide that one or more of the Performance Criteria applicable to such Award will be adjusted in a manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

“Plan”: The TransMedics Group, Inc. 2019 Stock Incentive Plan, as from time to time amended and in effect.

“Prior Plan”: The TransMedics, Inc. 2014 Stock Incentive Plan, as amended.

“Restricted Stock”: Stock subject to restrictions requiring that it be forfeited, redelivered, or offered for sale to the Company if specified performance or other vesting conditions are not satisfied.

“Restricted Stock Unit”: A Stock Unit that is, or as to which the issuance of Stock or delivery of cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“SAR”: A right entitling the holder upon exercise to receive an amount (payable in cash or in shares of Stock of equivalent value) equal to the excess of the Fair Market Value of the shares of Stock subject to the right over the base value from which appreciation under the SAR is to be measured.

“Section 409A”: Section 409A of the Code and the regulations thereunder.

“Section 422”: Section 422 of the Code and the regulations thereunder.

“Stock”: Common stock of the Company, par value $0.0001 per share.

“Stock Option”: An option entitling the holder to acquire shares of Stock upon payment of the exercise price.

“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to issue Stock or deliver cash measured by the value of Stock in the future.

“Substitute Award”: An Award issued under the Plan in substitution for one or more equity awards of an acquired company that are converted, replaced, or adjusted in connection with the acquisition.

“Unrestricted Stock”: Stock not subject to any restrictions under the terms of the Award.

TRANSMEDICS GROUP, INC. 200 MINUTEMAN ROAD SUITE 302 ANDOVER, MA 01810 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 31, 2022 for shares held directly and by 11:59 p.m. Eastern Time on May 27, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/TMDX2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 31, 2022 for shares held directly and by 11:59 p.m. Eastern Time on May 27, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees For Against Abstain 1a. Waleed Hassanein, M.D. 1b. James R. Tobin 1c. Edward M. Basile 1d. Thomas J. Gunderson 1e. Edwin M. Kania, Jr. 1f. Stephanie Lovell 1g. Merilee Raines 1h. David Weill, M.D. The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. To approve, on a non-binding advisory basis, the compensation paid to TransMedics’ named executive officers. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. For Against Abstain 3. To approve, on a non-binding advisory basis, the frequency of TransMedics’ future “say on pay” votes. 4. To approve an amendment to the TransMedics Group, Inc. 2019 Stock Incentive Plan to increase the maximum aggregate number of shares of common stock that may be issued pursuant to awards granted under the TransMedics Group, Inc. 2019 Stock Incentive Plan by 1,500,000 shares. 5. To ratify the appointment of PricewaterhouseCoopers LLP as TransMedics Group, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2022. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com TRANSMEDICS GROUP, INC. Annual Meeting of Shareholders June 1, 2022 8:00 AM This proxy is solicited by the Board of Directors The shareholder hereby appoints Waleed Hassanein, M.D. and Stephen Gordon, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of TRANSMEDICS GROUP, INC. that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 AM, ET on June 1, 2022, at www.virtualshareholdermeeting.com/TMDX2022 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. 0000561362_2 R1.0.0.24 Continued and to be signed on reverse side